              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation and integrity of the financial statements and related notes which begin on the page following the "Report of Independent Accountants." These statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Cooperative's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are monitored through the internal and external audit programs.

The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, who were responsible for conducting their examination in accordance with generally accepted auditing standards. Their resulting report is on the subsequent page.

The Board of Directors exercises its responsibility for these financial statements. The independent accountants and internal auditors of the Cooperative have full and free access to the Board. The Board periodically meets with the independent accountants and the internal auditors, without management present, to discuss accounting, auditing and financial reporting matters.

/s/ Stephen R. Wright
-------------------------------------------------
    Stephen R. Wright
    General Manager and Secretary
    (Principal Executive Officer,
     Principal Financial Officer, and
     Principal Accounting Officer)
    PRO-FAC COOPERATIVE, INC.

    August 28, 2002

                        Report of Independent Accountants

To the Shareholders and
Board of Directors of
Pro-Fac Cooperative, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 73 present fairly, in all material respects, the financial position of Pro-Fac Cooperative, Inc. and its subsidiaries at June 29, 2002 and June 30, 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 29, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 14(a)(2) on page 74 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Cooperative's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP



/s/ PricewaterhouseCoopers LLP
------------------------------
    Rochester, New York
    August 28, 2002

                              FINANCIAL STATEMENTS

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc. Consolidated Statements of Operations, Net Proceeds, and Comprehensive Income (Dollars in Thousands)

                                                                                        Fiscal Years Ended
                                                                          ---------------------------------------------
                                                                            June 29,         June 30,         June 24,
                                                                              2002             2001             2000
                                                                          -----------      -----------      -----------
Net sales                                                                 $1,010,540      $1,177,280        $1,159,656
Cost of sales                                                               (795,297)       (956,182)         (919,029)
                                                                          ----------      ----------        ----------
Gross profit                                                                 215,243         221,098           240,627
Selling, administrative, and general expenses                               (117,450)       (136,352)         (141,508)
Income from joint venture                                                      2,457           1,779             2,418
Gain from pension curtailment                                                  2,472               0                 0
Gains on sales of assets                                                           0               0             6,635
Restructuring                                                                 (2,622)              0                 0
Goodwill impairment charge                                                  (179,025)              0                 0
                                                                          ----------      ----------        ----------
Operating (loss)/income                                                      (78,925)         86,525           108,172
Interest expense                                                             (66,420)        (85,073)          (83,511)
                                                                          ----------      ----------        ----------
Pretax (loss)/income before dividends and allocation of net proceeds        (145,345)          1,452            24,661
Tax benefit/(provision)                                                       28,561            (968)           (8,497)
                                                                          ----------      ----------        ----------
Net (loss)/income                                                         $ (116,784)     $      484        $   16,164
                                                                          ==========      ==========        ==========

Allocation of Net Proceeds:
   Net (loss)/income                                                      $ (116,784)     $      484        $   16,164
   Dividends on common and preferred stock                                    (8,370)         (8,123)           (7,410)
                                                                          ----------      ----------        ----------
   Net (deficit)/proceeds                                                   (125,154)         (7,639)            8,754
   Allocation from/(to) earned surplus                                       133,622           7,639            (3,832)
                                                                          ----------      ----------        ----------
   Net proceeds available to members                                      $    8,468      $        0        $    4,922
                                                                          ==========      ==========        ==========

Allocation of net proceeds available to members:
   Payable to members currently (25% and 30% of qualified proceeds
     available to members in fiscal 2002 and 2000, respectively)          $    2,117      $       0         $    1,477

   Allocated to members but retained by the Cooperative:
     Qualified retains                                                          6,351              0             3,445
                                                                          -----------     ----------        ----------
     Net proceeds available to members                                    $     8,468     $        0        $    4,922
                                                                          ===========     ==========        ==========
Net (loss)/income                                                         $  (116,784)           484        $   16,164
Other comprehensive (loss)/income:
     Unrealized (loss)/gain on hedging activity, net of taxes                    (412)           618                 0
     Minimum pension liability                                                      0            (48)              238
                                                                          -----------     ----------        ----------
Comprehensive (loss)/income                                               $  (117,196)    $    1,054        $   16,402
                                                                          ===========     ==========        ==========



The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc. Consolidated Balance Sheets
(Dollars in Thousands)

                                     ASSETS
                                                                                          June 29,        June 30,
                                                                                            2002            2001
                                                                                         ---------       ----------
Current assets:
   Cash and cash equivalents                                                             $  14,686       $    7,656
   Accounts receivable, trade (net of allowances for doubtful accounts
     of $731 and $843, respectively)                                                        68,419           85,543
   Accounts receivable co-pack activity and other                                            7,581            7,949
   Income taxes refundable                                                                       0              938
   Inventories, net                                                                        294,315          313,856
   Current investment in CoBank                                                              3,347            3,998
   Prepaid manufacturing expense                                                            19,168           22,427
   Prepaid expenses and other current assets                                                18,770           19,603
   Current deferred tax asset                                                                2,923            2,202
                                                                                         ---------       ----------
       Total current assets                                                                429,209          464,172
Investment in CoBank                                                                         6,294           10,660
Investment in and advances to joint venture                                                 14,091           16,312
Property, plant, and equipment, net                                                        288,120          305,531
Assets held for sale at net realizable value                                                 3,890              120
Goodwill                                                                                    56,210          236,311
Other intangible assets, net                                                                11,305           12,466
Non-current deferred tax asset                                                               4,837                0
Other assets                                                                                22,219           24,073
                                                                                         ---------       ----------
       Total assets                                                                      $ 836,175       $1,069,645
                                                                                         =========       ==========

                           LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION

Current liabilities:
   Notes payable                                                                         $       0       $        0
   Current portion of obligations under capital leases                                         821              316
   Current portion of long-term debt                                                        14,916           15,599
   Accounts payable                                                                         70,767          126,225
   Income taxes payable                                                                        879                0
   Accrued interest                                                                          6,255            9,253
   Accrued employee compensation                                                             8,000           10,081
   Other accrued expenses                                                                   40,150           49,345
   Dividends payable                                                                            35               36
   Amounts due Class A members                                                              15,344           17,983
                                                                                         ---------       ----------
       Total current liabilities                                                           157,167          228,838
Obligations under capital leases                                                             2,528              571
Long-term debt                                                                             623,057          631,128
Deferred income tax liabilities                                                                  0           26,376
Other non-current liabilities                                                               28,918           29,417
                                                                                         ---------       ----------
       Total liabilities                                                                   811,670          916,330
                                                                                         ---------       ----------
Commitments and contingencies

Class B cumulative redeemable preferred stock, liquidation preference $10 per share, authorized 500,000 shares; issued and outstanding 20,643 and 23,923
   shares, respectively                                                                        206              239
Class A common stock, par value $5, authorized 5,000,000 shares

                                                            June 29,        June 30,
                                                              2002            2001
                                                            ---------      ---------
   Shares issued                                            2,038,553      2,257,479
   Shares subscribed                                                0         97,243
                                                            ---------      ---------
       Total subscribed and issued                          2,038,553      2,354,722
   Less subscriptions receivable in installments                    0        (97,243)
                                                            ---------      ---------
       Total issued and outstanding                         2,038,553      2,257,479        10,193           11,287
                                                            =========      =========

Class B common stock, par value $5, authorized 2,000,000 shares;
   issued and outstanding  0 and 723,229 shares, respectively                                    0                0

Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                   17,050           10,699
   Non-cumulative preferred stock, par value $25, authorized 5,000,000
     shares; issued and outstanding 29,847 and 32,308 shares, respectively                     746              808
   Class A cumulative preferred stock, liquidation preference $25 per share;
     authorized 10,000,000 shares; issued and outstanding 4,497,904 and 4,495,443
       shares, respectively                                                                112,448          112,386
   (Accumulated deficit)/earned surplus                                                   (115,771)          17,851
   Accumulated other comprehensive (loss)/income:
   Unrealized gain on hedging activity                                                         206              618
   Minimum pension liability adjustment                                                       (573)            (573)
                                                                                         ---------       ----------
       Total shareholders' and members' capitalization                                      14,106          141,789
                                                                                         ---------       ----------
       Total liabilities and capitalization                                              $ 836,175       $1,069,645
                                                                                         =========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc. Consolidated Statements of Cash Flows
(Dollars in Thousands)

                                                                                            Fiscal Years Ended
                                                                               -------------------------------------------
                                                                                June 29,         June 30,        June 24,
                                                                                  2002             2001            2000
                                                                               ----------      -----------     -----------
Cash Flows from Operating Activities:
   Net (loss)/income                                                           $(116,784)       $    484       $ 16,164
   Estimated cash payments to Class A members                                     (2,117)              0         (1,477)
   Adjustments to reconcile net (loss)/income to net cash provided by/(used in) operating activities:
     Goodwill impairment charge                                                  179,025               0              0
     Gains on sales of assets                                                          0               0         (6,635)
     Amortization of goodwill and other intangible assets                          1,147           9,860          8,768
     Amortization of debt issue costs and amendment costs and discount on
       subordinated promissory note                                                5,660           5,217          4,805
     Interest-in-kind on subordinated promissory note                              1,308           2,069          1,571
     Depreciation                                                                 30,850          31,911         32,605
     Equity in undistributed earnings of joint venture                            (1,795)         (1,243)           (96)
     Equity in undistributed earnings of CoBank                                      (97)            (97)          (412)
     Provision for deferred taxes                                                (31,934)          3,358         13,636
     Provision for losses on accounts receivable                                     557             610            201
     Change in assets and liabilities, net of effects of business dispositions:
       Accounts receivable                                                        16,935          11,573        (10,992)
       Inventories and prepaid manufacturing expense                              22,800         (20,570)       (66,754)
       Income taxes payable/refundable                                             1,817           8,931          1,426
       Accounts payable and accrued expenses                                     (68,659)         19,196        (15,281)
       Amounts due Class A members                                                (2,639)         (3,713)         1,651
       Other assets and liabilities                                                 (141)         (6,708)        12,860
                                                                               ---------        --------       --------
Net cash provided by/(used in) operating activities                               35,933          60,878         (7,960)
                                                                               ---------        --------       --------
Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                    (15,026)        (26,170)       (26,983)
   Proceeds from disposals of property, plant, and equipment                         595           5,326         63,955
   Proceeds from sales of idle facilities                                              0             494            405
   Advances (to)/from joint venture                                                4,016         (10,678)          (465)
   Proceeds from investment in CoBank                                              5,114           4,259          3,378
   Cash paid for acquisitions                                                          0               0           (250)
                                                                               ---------        --------       --------
Net cash (used in)/ provided by investing activities                              (5,301)        (26,769)        40,040
                                                                               ---------        --------       --------
Cash Flows from Financing Activities:
   Net payments on short-term debt                                                     0          (3,600)        (5,100)
   Payments on long-term debt                                                    (11,790)        (18,084)       (18,470)
   Payments on capital leases                                                       (620)           (449)          (239)
   Cash paid for debt issuance costs and amendments                               (1,694)         (1,730)        (2,624)
   (Repurchase)/issuance of stock, net                                            (1,127)            622            662
   Cash portion of non-qualified conversion                                            0             (83)          (445)
   Cash dividends paid                                                            (8,371)         (8,123)        (7,410)
                                                                               ---------        --------       --------
Net cash used in financing activities                                            (23,602)        (31,447)       (33,626)
                                                                               ---------        --------       --------
Net change in cash and cash equivalents                                            7,030           2,662         (1,546)
Cash and cash equivalents at beginning of period                                   7,656           4,994          6,540
                                                                               ---------        --------       --------
Cash and cash equivalents at end of period                                     $  14,686        $  7,656       $  4,994
                                                                               =========        ========       ========
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                                  $  62,901        $ 80,301       $  2,702
                                                                               =========        ========       ========
     Income taxes, net                                                         $  (1,250)       $  7,620       $  6,622
                                                                               =========        ========       ========
Acquisition of Flavor Destinations trademark:
   Goodwill and other intangible assets                                        $       0        $      0       $    250
                                                                               =========        ========       ========
Supplemental schedule of non-cash investing and financing activities:
   Conversion of retains to preferred stock                                    $       0        $  5,975       $ 13,732
                                                                               =========        ========       ========
   Net proceeds allocated to members but retained by the Cooperative           $   6,351        $      0       $ 3 ,445
                                                                               =========        ========       ========
   Capital lease obligations incurred                                          $   3,185        $    448       $    171
                                                                               =========        ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc. Consolidated Statements of Changes in Shareholders' and Members' Capitalization and Redeemable Stock
(Dollars in Thousands)

                                                                                  Fiscal Years Ended
                                                                     ----------------------------------------
                                                                       June 29,        June 30,      June 24,
                                                                         2002            2001          2000
                                                                     ----------       -----------   ---------
Retained earnings allocated to members:
Qualified retains:
   Balance at beginning of period                                    $  10,699       $ 16,591        $ 25,573
   Net proceeds allocated to members                                     6,351              0           3,445
   Converted to preferred stock                                              0         (5,892)        (12,427)
                                                                     ---------       --------        --------
   Balance at end of period                                          $  17,050       $ 10,699        $ 16,591
                                                                     ---------       --------        --------
Non-qualified retains:
   Balance at beginning of period                                    $       0       $    300        $  2,050
   Distribution of non-qualified retains
     Cash paid                                                               0            (83)           (445)
     Converted to preferred stock                                            0           (217)         (1,305)
                                                                     ---------       --------        --------
   Balance at end of period                                                  0              0             300
                                                                     ---------       --------        --------
Total retains allocated to members at end of period                  $  17,050       $ 10,699        $ 16,891
                                                                     ---------       --------        --------
Non-cumulative preferred stock:
   Balance at beginning of period                                    $     808       $    860        $    991
   Conversion to cumulative preferred stock                                (62)           (52)           (131)
                                                                     ---------       --------        --------
   Balance at end of period                                          $     746       $    808        $    860
                                                                     ---------       --------        --------
Cumulative preferred stock:
   Balance at beginning of period                                    $ 112,386       $106,225        $ 92,362
   Converted from non-cumulative preferred stock                            62             52             131
   Converted from non-qualified retains                                      0            217           1,305
   Converted from qualified retains                                          0          5,892          12,427
                                                                     ---------       --------        --------
   Balance at end of period                                          $ 112,448       $112,386        $106,225
                                                                     ---------       --------        --------
(Accumulated deficit)/earned surplus:
   Balance at beginning of period                                    $  17,851       $ 25,490        $ 21,658
   Allocation (from)/to earned surplus                                (133,622)        (7,639)          3,832
                                                                     ---------       --------        --------
   Balance at end of period                                          $(115,771)      $ 17,851        $ 25,490
                                                                     ---------       --------        --------
Accumulated other comprehensive income:
   Balance at beginning of period                                    $      45       $   (525)       $   (763)
   Minimum pension liability adjustment                                      0            (48)            238
   Unrealized (loss)/gain on hedging activity                             (412)           618               0
                                                                     ---------       --------        --------
   Balance at end of period                                               (367)            45            (525)
                                                                     ---------       --------        --------
Total shareholders' and members' capitalization                      $  14,106       $141,789        $148,941
                                                                     =========       ========        ========
Redeemable stock:
Class B cumulative preferred stock:
   Balance at beginning of period                                    $     239       $    237        $    261
   (Repurchased)/issued, net                                               (33)             2             (24)
                                                                     ---------       --------        --------
   Balance at end of period                                          $     206       $    239        $    237
                                                                     =========       ========        ========
Common stock:
   Balance at beginning of period                                    $  11,287       $ 10,665        $  9,979
   (Repurchased)/issued, net                                            (1,094)           622             686
                                                                     ---------       --------        --------
   Balance at end of period                                          $  10,193       $ 11,287        $ 10,665
                                                                     =========       ========        ========


The accompanying notes are an integral part of these consolidated financial statements.

              PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARY
                              AGRILINK FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pro-Fac Cooperative, Inc., ("Pro-Fac" or the "Cooperative") is a New York agricultural cooperative which processes and markets crops grown by its members. Agrilink Foods, Inc. ("Agrilink Foods"), until August 19, 2002, was a wholly-owned subsidiary of Pro-Fac. Agrilink Foods has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales is within the United States. In addition, all of Agrilink Foods' operating facilities, excluding one in Mexico, are within the United States.

PF Acquisition II, Inc. (PFII) was a subsidiary in which Pro-Fac had a controlling interest until February 15, 2001. PFII conducted business under the name AgriFrozen Foods, Inc. ("AgriFrozen").

Prior to August 19, 2002, the Cooperative conducted business under the name of Agrilink. In addition, the board of directors of Agrilink Foods and Pro-Fac conducted joint meetings, coordinated their activities, and acted on a consolidated basis.

The Transaction: On August 19, 2002 (the "Closing Date"), pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac, Agrilink Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"):

(i) Pro-Fac contributed to the capital of Agrilink Holdings LLC, a Delaware limited liability company ("Holdings LLC"), all of the shares of Agrilink Foods' common stock owned by Pro-Fac, constituting 100% of the issued and outstanding shares of Agrilink Foods' capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72% common equity ownership; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owns 56.24% of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings.

The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction."

Also, as part of the Transaction, Stephen R. Wright, the general manager and secretary of Pro-Fac, together with executive officers of Agrilink Foods, and certain other members of Agrilink Foods' management, entered into subscription agreements with Holdings LLC to acquire (using a combination of cash and promissory notes issued to Holdings LLC) an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04% of the common equity ownership. As of the Closing Date, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1% of the common equity ownership, remained unissued.

Immediately following Pro-Fac's contribution of its shares of Agrilink Foods' common stock to Holdings LLC, Holdings LLC contributed those shares to Agrilink Holdings Inc. ("Holdings Inc."), a Delaware corporation and a direct, wholly-owned subsidiary of Holdings LLC, and Agrilink Foods became an indirect, wholly-owned subsidiary of Holdings LLC. As a result of the Transaction, Pro-Fac owns 40.72% and Vestar owns 56.24% of the common equity securities of Holdings LLC. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

In addition, as part of the Transaction, certain amounts owed by Pro-Fac to Agrilink Foods were forgiven. The amounts forgiven were approximately $34.3 million and represented both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable.

As a result of the Transaction, Pro-Fac will no longer report its financial statements on a consolidated basis with that of Agrilink Foods. As outlined above, Pro-Fac owns Class B common units representing 40.72% of the common equity securities of Holdings LLC. Subsequent to the Transaction, Pro-Fac will account for its investment in Holdings LLC under the equity method of accounting.

See NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassification: Prior year information is reclassified whenever necessary to conform to the current year's presentation.

Fiscal Year: The fiscal year of Pro-Fac ends on the last Saturday in June. Fiscal 2002 and 2000 comprised 52 weeks and fiscal 2001 comprised 53 weeks.

Consolidation: The consolidated financial statements include the Cooperative and, through June 29, 2002, Agrilink Foods, and until February 15, 2001, AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting. Subsequent to the Transaction, Pro-Fac will use the equity method to account for its investment in Holdings LLC.

New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS")
No. 142, "Goodwill and Other Intangible Assets." The adoption of this statement is further disclosed in NOTE 2 to the "Notes to Consolidated Financial Statements."

In November 2001, the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") issued EITF Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." Under this pronouncement, generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration.

EITF 01-09 also codifies and reconciles related guidance issued by the EITF regarding EITF Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products," which addressed the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns and slotting fees. Accordingly, during fiscal 2002, promotions and slotting fees, previously classified as selling, general, and administrative expense, have been reclassified as a reduction of gross sales and all prior periods have also been reclassified to reflect this modification. Total promotions and slotting fees were $138.9 million, $153.3 million, and $140.4 million in fiscal 2002, 2001, and 2000, respectively. The adoption of EITF 00-25 did not impact the Cooperative's profitability.

EITF 01-09 also codifies and reconciles related guidance issued by the EITF regarding EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," which addressed the recognition, measurement, and income statement classification for sales incentives that a company offers to its customers. Accordingly, during fiscal 2002, coupon expense, previously classified as selling, general and administrative expense, has been reclassified as a reduction of gross sales and all prior periods have also been reclassified to reflect this modification. Coupon expense was $7.0 million, $8.6 million, and $6.6 million in fiscal 2002, 2001, and 2000, respectively. The adoption of EITF Issue 00-14 did not impact the Cooperative's profitability.

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement requires an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flow and that the impairment loss be recognized as the difference between the carrying amount and fair value of the asset. The provisions of SFAS No. 144 must be adopted for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to materially impact the Cooperative's profitability.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 required a liability for exit costs be recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 must be adopted for exit or disposal activities that are initiated after December 31, 2002.

Restructuring: On June 23, 2000, Agrilink Foods sold its pickle business to Dean Pickle and Specialty Product Company. As part of the transaction, Agrilink Foods agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. In anticipation of the completion of this co-pack contract, Agrilink Foods initiated restructuring activities for approximately 140 employees in its facility located in Tacoma, Washington. The total restructuring charge recorded in the first quarter of fiscal 2002 amounted to $1.1 million and was primarily comprised of employee termination benefits. Of this charge, $0.1 million has been paid and the remaining termination benefits are expected to be paid by Agrilink Foods by September 30, 2002.

In addition, on October 12, 2001, Agrilink Foods announced a reduction of approximately 7 percent of its nationwide workforce, for a total of approximately 300 positions. The reductions are part of an ongoing focus on low-cost operations, and included both operational and administrative personnel. In conjunction with the reductions, Agrilink Foods recorded a charge against earnings of approximately $1.6 million in the second quarter of fiscal 2002, primarily comprising employee termination benefits. The entire $1.6 million provided for has been paid as of June 29, 2002.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less. There were no such short-term investments at June 29, 2002 and June 30, 2001.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Agrilink Foods provides inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. Reserves recorded at June 29, 2002 and June 30, 2001 were $6.9 million and $3.1 million, respectively.

Investment in CoBank: Agrilink Foods' investment in CoBank was required as a condition of previous borrowings. These securities are not physically issued by CoBank, but rather Agrilink Foods is notified as to their monetary value. The investment is carried at cost plus Agrilink Foods' share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the investment in CoBank in fiscal year 2002, 2001, and 2000 amounted to $160,500, $138,000, and $590,000, respectively.

Prepaid Manufacturing Expense: Allocation of manufacturing overhead to finished goods produced is on the basis of a production period; thus at the end of each period, manufacturing costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying balance sheet. Such costs are applied to inventory during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 4 to 35 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the balance sheet. The recorded value represents an estimate of net realizable value.

Goodwill: Goodwill includes the cost in excess of the fair value of net tangible assets acquired in purchase transactions. Under the current guidance of SFAS
No. 142, goodwill is no longer amortized, but instead tested annually for impairment. See NOTE 2 to the "Notes to Consolidated Financial Statements."

Other Intangible Assets: Other intangible assets include non-competition agreements and a trademark royalty agreement. Other intangible assets are amortized on a straight-line basis over three to sixteen years.

Other Assets: Other assets are primarily comprised of debt issuance costs. Debt issuance costs are amortized over the term of the debt. Amortization expense incurred was approximately $2.8 million in each of fiscal 2002, 2001, and 2000.

Derivative Financial Instruments: The Cooperative does not engage in interest rate speculation. Derivative financial instruments are utilized by Agrilink Foods to hedge interest rate risk, commodity price risk, and foreign currency related risk and are not held for trading purposes. See NOTE 8 to the "Notes to Consolidated Financial Statements" for additional disclosures.

Income Taxes: Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the balance sheet.

Pension: Agrilink Foods has several pension plans and participates in various union pension plans which on a combined basis cover substantially all hourly employees. Charges to income with respect to plans sponsored by Agrilink Foods are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 11 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the curtailment of various pension benefits during fiscal 2002.

Casualty Insurance: Agrilink Foods is insured for workers compensation and automobile liability through a primarily self-insured program. Agrilink Foods accrues for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 29, 2002 and June 30, 2001 was $2.2 million and $3.8 million, respectively.

Revenue Recognition: Agrilink Foods recognizes revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, and sales allowances and discounts.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising promotion and marketing programs are charged in the year incurred. Advertising expense incurred in fiscal year 2002, 2001, and 2000 amounted to approximately $18.2 million, $17.5 million, and $30.1 million, respectively.

Environmental Expenditures: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with Agrilink Foods' capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

Income from Joint Venture: Represents earnings received from the investment in Great Lakes Kraut Company, LLC, a joint venture formed between Agrilink Foods and Flanagan Brothers, Inc. See NOTE 6 to the "Notes to Consolidated Financial Statements."

Earnings Per Share Data Omitted: Earnings per share amounts are not presented as earnings are not distributed to members in proportion to their common stock holdings. Earnings (representing those earnings derived from patronage-sourced business) are distributed to members in proportion to the dollar value of deliveries under Pro-Fac contracts rather than based on the number of shares of common stock held.

Comprehensive Income: Under SFAS No. 130, the Cooperative is required to display comprehensive income and its components as part of the financial statements. Comprehensive income/(loss) is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net earnings/(loss). The Cooperative includes adjustments for minimum pension liabilities and unrealized holding gains and losses on hedging transactions in other comprehensive income/(loss).

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Cooperative in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents, Accounts Receivable, and Notes Payable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $9.6 million at June 29, 2002. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 9 to the "Notes to Consolidated Financial Statements."

NOTE 2. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001. Effective July 1, 2001, Agrilink Foods adopted SFAS No. 142, which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the carrying amount of the reporting units goodwill exceeds its implied fair value. Agrilink Foods completed the required impairment evaluation of goodwill and other intangible assets in conjunction with its adoption of SFAS No. 142 which indicated no impairment existed at that time.

During the quarter ended June 29, 2002, Agrilink Foods identified certain indicators of possible impairment of its goodwill. The main indicators of impairment included the recent deterioration of general economic conditions, lower valuations resulting from current market declines, modest category declines in segments in which Agrilink Foods operates, and the completion of the terms of the Transaction with Pro-Fac and Vestar/Agrilink Holdings. These factors indicated an erosion in the market value of Agrilink Foods since the adoption of SFAS No. 142.

As outlined under SFAS No. 142, the impairment test adhered to was a two-step process. The first step was a review as to whether there was an indication that goodwill was impaired. To do this, Agrilink Foods identified its reporting units and determined the carrying value of each by assigning Agrilink Foods' assets and liabilities, including existing goodwill. Agrilink Foods then determined the fair value of each reporting unit by using a combination of comparable food industry trading and transaction multiples, including the implied multiple in the Transaction with Pro-Fac and Vestar/Agrilink Holdings. See NOTE 16 to the "Notes to Consolidated Financial Statements."

In the second step, Agrilink Foods compared its implied fair value of the affected reporting units to its carrying value to measure the amount of the impairment. In the fourth quarter of fiscal 2002, Agrilink Foods recorded a one-time, pretax, non-cash charge of approximately $179.0 million to reduce the carrying value of its goodwill. The tax benefit associated with this non-cash charge was approximately $41.5 million.

A summary of changes in Agrilink Foods' goodwill during the year by business segment is outlined as follows:

(Dollars in Thousands)

                       June 30,                                               June 29,
                         2001          Adjustments(1)      Impairments          2002
                      ---------        -----------         -----------        --------
Vegetables            $ 187,407          $ (1,076)         $ (139,984)        $ 46,347
Fruits                    1,654                 0                   0            1,654
Snacks                    8,209                 0                   0            8,209
Canned Meals             21,069                 0             (21,069)               0
Other                    17,972                 0             (17,972)               0
                      ---------          --------          ----------         --------
Goodwill              $ 236,311          $ (1,076)         $ (179,025)        $ 56,210
                      =========          ========          ==========         ========

(1) In the current year, certain acquisition related contingencies expired. As a result, goodwill was adjusted.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by Agrilink Foods:

(Dollars in Thousands)

                                           June 29,        June 30,
                                             2002            2001
                                           --------        --------
Amortized intangibles:
   Covenants not to compete                $  2,478        $  2,478
   Other                                     12,000          12,000
     Less:  accumulated amortization         (3,173)         (2,012)
                                           --------        --------
   Intangible assets, net                  $ 11,305        $ 12,466
                                           ========        ========

The aggregate amortization expense associated with intangible assets was approximately $1.1 million for fiscal 2002. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2003                    $1,103
2004                       915
2005                       891
2006                       891
2007                       760

A reconciliation of reported net income for fiscal 2001 and 2000 adjusted to reflect the adoption of SFAS No. 142 is provided below.

                                                        Fiscal Year Ended
                                                     -----------------------
(Dollars in Thousands)                               June 30,       June 24,
                                                      2001            2000
                                                     -------       --------
Reported net income                                  $   484       $ 16,164
Addback:  goodwill amortization (net of taxes)         5,140          4,496
                                                     -------       --------
Adjusted net income                                  $ 5,624       $ 20,660
                                                     =======       ========


NOTE 3. AGREEMENTS WITH AGRILINK FOODS AND AGRIFROZEN

Agrilink Foods: In connection with the Transaction, Agrilink Foods and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

Termination Agreement. Pro-Fac and Agrilink Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Agrilink Foods (the "Marketing and Facilitation Agreement") was terminated and, in consideration of such termination, Agrilink Foods will pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply.

Historically, Agrilink Foods paid Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink Foods, it may be more or less than the price Agrilink Foods would pay in the open market in the absence of the Agreement. For the fiscal years ended 2002, 2001, and 2000, the CMV for all crops supplied by Pro-Fac amounted to $71.7 million, $69.0 million, and $69.6 million, respectively.

Under the Marketing and Facilitation Agreement, in any year in which Agrilink Foods had earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink Foods paid to Pro-Fac, as additional patronage income, 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of Agrilink Foods (before dividing with Pro-Fac). In years in which Agrilink Foods had losses on Pro-Fac Products, Agrilink Foods reduced the CMV it would otherwise pay to Pro-Fac by 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of Agrilink Foods (before dividing with Pro-Fac). Additional patronage income was paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops, and the sharing of risks of losses of certain operations of the business. Earnings and losses were determined at the end of the fiscal year, but were accrued on an estimated basis during the year. For fiscal years 2002, 2001 and 2000, such additional patronage income amounted to $16.8 million, $0.7 million and $12.3 million, respectively. Pursuant to the terms of the Transaction, the parties agreed that under the Marketing and Facilitation Agreement, the one-time, non-cash impairment charge would be excluded from the additional patronage income calculation. Accordingly, patronage income in fiscal 2002 was calculated excluding the impairment charge recognized by Agrilink Foods in the fourth quarter. Under the Marketing and Facilitation Agreement, Pro-Fac was required to reinvest at least 70 percent of the additional Patronage income in Agrilink Foods. Since Pro-Fac's acquisition of Agrilink in 1994, Pro-Fac has invested an additional $50.8 million.

Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Agrilink Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement supersedes and replaces the Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Agrilink Foods' preferred supplier of crops. Agrilink Foods will continue to pay Pro-Fac the CMV of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. The processes for determining CMV under the Amended and Restated Marketing and

Facilitation Agreement are substantially the same as the processes used under the Marketing and Facilitation Agreement. Agrilink Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Agrilink Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Agrilink Foods. Unlike the Marketing and Facilitation Agreement, however, the Amended and Restated Marketing and Facilitation Agreement does not permit Agrilink Foods to offset its losses from products supplied by Pro-Fac or require it to share with Pro-Fac its profits and it does not require Pro-Fac to reinvest in Agrilink Foods any part of Pro-Fac's patronage income.

The Amended and Restated Marketing and Facilitation Agreement provides that Agrilink Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Agrilink Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Agrilink Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Agrilink Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Agrilink Foods determines the amount of crops which Agrilink Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Agrilink Foods during a particular crop year does not meet (i) a defined crop amount and
(ii) a defined target percentage of Agrilink Foods' needs for each particular crop, then certain shortfall payments will be made by Agrilink Foods to Pro-Fac. The defined crop amounts and targeted percentages are set based upon the needs of Agrilink Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20 million over the term of the agreement.

The Amended and Restated Marketing and Facilitation Agreement may be terminated by Agrilink Foods in connection with certain change in control transactions affecting Agrilink Foods or Holdings Inc.; provided, however, that in the event that any such change in control occurs during the first three years after the Closing Date, Agrilink Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Agrilink Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Agrilink Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Agrilink Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Agrilink Foods may sell portions of its business and the volumes of crop purchases previously made by Agrilink Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

In addition, as part of the Transaction, certain amounts owed by Pro-Fac to Agrilink Foods were forgiven, including both borrowings for the working capital needs of Pro-Fac and a $9.4 million demand receivable. See NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding agreements with Pro-Fac.

AgriFrozen: The contractual relationship between Pro-Fac and AgriFrozen was defined in a Marketing and Facilitation Agreement between Pro-Fac and AgriFrozen. Under the agreement, AgriFrozen purchased raw products from Pro-Fac and processed and marketed the finished products. AgriFrozen paid Pro-Fac CMV for the crops supplied by Pro-Fac. In addition, in any year in which AgriFrozen had earnings AgriFrozen would distribute such earnings to Pro-Fac for distribution to members of Pro-Fac owning shares of Pro-Fac Class B common stock ("Class B members"). In the event AgriFrozen experienced any losses on products, AgriFrozen would deduct the losses from the total CMV payable. As a result of the closing of AgriFrozen facilities, as discussed in NOTE 4 to the "Notes to Consolidated Financial Statements," the Marketing and Facilitation Agreement between Pro-Fac and AgriFrozen was effectively terminated in June 2001.

The board of directors of AgriFrozen resigned effective February 15, 2001.

Amounts received by Class B members of Pro-Fac from AgriFrozen for the year ended March 24, 2001 and March 25, 2000, for the commercial market value of crops delivered was $5.9 million and $12.4 million, respectively. In fiscal 2000 and 2001, AgriFrozen incurred losses, and in accordance with the agreement, the losses reduced the CMV payable to members.

NOTE 4. DISPOSALS AND CLOSINGS

Fiscal 2001 -

Closing of AgriFrozen: On January 22, 2001, AgriFrozen announced that it was closing its frozen vegetable business facilities in Woodburn, Oregon and Walla Walla and Grandview, Washington. AgriFrozen employed approximately 600 full time employees at its various locations. There were approximately 150 growers who historically supplied crops to AgriFrozen. The closings were due to the decision by AgriFrozen's board not to plant or process crops for the 2001 growing season. The combination of the uncertainty of continued funding of the operations of AgriFrozen by its lender, current industry trends showing a decline in private label and industrial frozen vegetable sales and pricing, and the highly competitive nature of the food business were the basis for this action.

On February 15, 2001, Pro-Fac abandoned its ownership interest in AgriFrozen. Neither Pro-Fac nor Agrilink Foods guaranteed the debts of AgriFrozen or otherwise pledged any of their respective properties as security for AgriFrozen's indebtedness. All of AgriFrozen's indebtedness was expressly without recourse to Pro-Fac and Agrilink Foods.

At the request of AgriFrozen's lenders, Agrilink Foods submitted a proposal to purchase the inventory of AgriFrozen. The acquisition of the inventory was completed on February 16, 2001. See NOTES 5 and 15 to the "Notes to Consolidated Financial Statements."

Fiscal 2000 -

Sale of Pickle Business: On June 23, 2000, Agrilink Foods sold its pickle business based in Tacoma, Washington to Dean Pickle and Specialty Products Company. This business included pickle, pepper, and relish products sold primarily under the Nalley and Farman's brand names. Agrilink Foods received proceeds of approximately $10.3 million which were applied to bank loans ($4.0 million of which was applied to Agrilink Foods' then outstanding term loan facility and $6.3 million of which was applied to Agrilink Foods' then outstanding revolving credit facility). A gain of approximately $4.3 million was recognized on this transaction.

On July 21, 2000, Agrilink Foods sold the machinery and equipment utilized in the production of pickles and other related products to Dean Pickle and Specialty Products Company. No significant gain or loss was recognized on this transaction. Net proceeds of approximately $5.0 million were applied to bank loans, $3.2 million of which was applied to Agrilink Foods' then outstanding term loan facility and $1.8 million of which was applied to Agrilink Foods' then outstanding revolving credit facility.

This transaction did not include any other products carrying the Nalley brand name, including prepared canned meal products. Agrilink Foods continued to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002, at Agrilink Foods' existing Tacoma processing plant.

Sale of Midwest Private Label Canned Vegetable Business: On November 8, 1999, Agrilink Foods completed the sale of its Midwest private label canned vegetable business to Seneca Foods. Included in this transaction was the Arlington, Minnesota facility. Agrilink Foods received proceeds of approximately $42.4 million which were applied to borrowings outstanding under Agrilink Foods' Revolving Credit Facility. In addition, Seneca Foods issued to Agrilink Foods a $5.0 million unsecured subordinated promissory note due February 8, 2009. This transaction did not include Agrilink Foods' retail branded canned vegetables, Veg-All and Freshlike. No significant gain or loss was recognized on this transaction.

On December 17, 1999, Agrilink Foods completed the sale of the Cambria, Wisconsin processing facility to Del Monte. Agrilink received proceeds of approximately $10.5 million which were applied to bank loans ($6.0 million of which was applied to Agrilink Foods' then outstanding term loan facility and $4.5 million of which was applied to Agrilink Foods' then outstanding revolving credit facility both under the Harris Credit Facility). A gain of approximately $2.3 million was recognized on this transaction.

NOTE 5. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)

                                            June 29,         June 30,
                                              2002             2001
                                           ---------        ---------
Finished goods                             $ 266,469        $ 279,991
Raw materials and supplies                    27,846           33,865
                                           ---------        ---------
     Total inventories                     $ 294,315        $ 313,856
                                           =========        =========

On February 16, 2001, Agrilink Foods purchased the frozen vegetable inventory of AgriFrozen. AgriFrozen's lender sold the inventory to Agrilink Foods pursuant to a private sale under the Uniform Commercial Code after AgriFrozen voluntarily surrendered the inventory to the lender. The purchase price was $31.6 million of which $10.0 million was paid to the lender on April 1, 2001, and the remaining balance was paid on August 1, 2001. In addition, under a related agreement between Agrilink Foods and AgriFrozen, Agrilink Foods funded certain operating costs and expenses of AgriFrozen, primarily in storing and converting the purchased inventory to finished goods, during a transition period which ended on June 30, 2001. Total expenses were estimated to be approximately $8.7 million.

NOTE 6. INVESTMENT IN JOINT VENTURE

Formation of Sauerkraut Company: On July 1, 1997, Agrilink Foods and Flanagan Brothers, Inc. of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This new company, Great Lakes Kraut Company, LLC, operates as a New York limited liability company with ownership and earnings divided equally between the two companies. Agrilink Foods provides working capital loans to the Great Lakes Kraut Company, LLC within limitations imposed under the indenture governing the Notes and under the Senior Credit Facility. The joint venture is accounted for using the equity method of accounting. Summarized financial information of Great Lakes Kraut Company, LLC is as follows:

Condensed Statement of Earnings
(Dollars in Thousands)

                                           Fiscal Years Ended
                                ---------------------------------------
                                 June 29,       June 30,       June 24,
                                  2002            2001          2000
                                --------        --------      ---------
Net sales                       $ 36,324        $ 32,996      $ 37,938
Gross profit                    $  5,008        $  5,556      $  8,586
Operating income                $  3,465        $  3,600      $  5,711
Net income                      $  4,914        $  3,559      $  4,836

Condensed Balance Sheet
(Dollars in Thousands)

                                           June 29,        June 30,
                                             2002            2001
                                           --------        --------
Current assets                             $ 10,117        $ 10,307
Noncurrent assets                          $ 39,958        $ 36,571
Current liabilities                        $ 14,155        $ 12,870
Noncurrent liabilities                     $ 14,665        $ 15,611

NOTE 7. PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 29, 2002 and June 30, 2001:

(Dollars in Thousands)
                                                  June 29, 2002                                     June 30, 2001
                                       -----------------------------------------    ----------------------------------------
                                         Owned         Leased                         Owned           Leased
                                         Assets        Assets           Total         Assets          Assets         Total
                                       ----------    ----------     -----------     ----------      ----------     ---------
Land                                   $  12,600     $     0        $  12,600       $  14,019       $    0         $  14,019
Land improvements                          7,624           0            7,624           7,627            0             7,627
Buildings                                107,923         395          108,318         108,991          395           109,386
Machinery and equipment                  311,954       4,103          316,057         300,741        1,115           301,856
Construction in progress                  10,221           0           10,221          12,249            0            12,249
                                       ---------     -------        ---------       ---------       ------         ---------
                                         450,322       4,498          454,820         443,627        1,510           445,137
Less accumulated depreciation           (165,651)     (1,049)        (166,700)       (138,922)        (684)         (139,606)
                                       ---------     -------        ---------       ---------       ------         ---------
Net                                    $ 284,671     $ 3,449        $ 288,120       $ 304,705       $  826         $ 305,531
                                       =========     =======        =========       =========       ======         =========

Obligations under capital leases(1)                  $ 3,349                                        $  887
Less current portion                                    (821)                                         (316)
                                                     -------                                        ------
Long-term portion                                    $ 2,528                                        $  571
                                                     =======                                        ======

(1) Represents the present value of net minimum lease payments calculated at the Cooperative's incremental borrowing rate at the inception of the leases, which ranged from 6.3 percent to 9.8 percent.

Interest capitalized in conjunction with construction amounted to approximately $0.5 million, $0.6 million, and $0.7 million in fiscal 2002, 2001, and 2000, respectively.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 29, 2002:

(Dollars in Thousands)

                  Fiscal Year Ending Last                         Capital        Operating    Total Future
                     Saturday In June                             Leases           Leases      Commitment
                  ------------------------                        -------        ----------    ----------
                         2003                                     $1,059          $ 6,446       $ 7,505
                         2004                                        941            5,338         6,279
                         2005                                        819            4,661         5,480
                         2006                                        763            3,546         4,309
                         2007                                        500            2,084         2,584
                     Later years                                       0            4,862         4,862
                                                                  ------          -------       -------
                  Net minimum lease payments                       4,082          $26,937       $31,019
                                                                                  =======       =======
                  Less amount representing interest                 (733)
                                                                  ------
                  Present value of minimum lease payments         $3,349
                                                                  ======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $11.9 million, $16.6 million, and $18.7 million for fiscal years 2002, 2001, and 2000, respectively.

NOTE 8. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On June 25, 2000, the Cooperative adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

Agrilink Foods, as a result of its operating and financing activities, is exposed to changes in foreign currency exchange rates, certain commodity prices, and interest rates, which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, Agrilink Foods may enter into derivative contracts.

Foreign Currency: Agrilink Foods manages its foreign currency related risk primarily through the use of foreign currency forward contracts. The contracts held by Agrilink Foods are denominated in Mexican pesos.

Agrilink Foods has entered into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency-denominated intercompany sales. At June 29, 2002, Agrilink Foods had cash flow hedges for the Mexican peso with maturity dates ranging from July 2002 to April 2003 for 134 million pesos.

At June 29, 2002, the fair value of the open contracts was an after-tax loss of approximately $0.4 million recorded in accumulated other comprehensive income in shareholder's equity. Amounts deferred to accumulated other comprehensive income will be reclassified into cost of goods sold. For the year ended June 29, 2002, approximately $0.9 million has been reclassified from other comprehensive income to cost of goods sold. Hedge ineffectiveness was insignificant.

Commodity Prices: Agrilink Foods is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, Agrilink Foods entered into a swap agreement on January 8, 2002 designated as a cash flow hedge of its forecasted corrugated purchases. At June 29, 2002, Agrilink Foods had an open swap hedging approximately 65 percent of its planned corrugated requirements. The fair value of the agreement is an after-tax gain of approximately $0.7 million recorded in accumulated other comprehensive income in shareholder's equity. The termination date for the agreement is June 2003.

Agrilink Foods is also exposed to commodity price risk related to forecasted purchases of polyethylene in its manufacturing process. To mitigate this risk, Agrilink Foods entered into a swap agreement on April 11, 2002 designated as a cash flow hedge of its forecasted polyethylene purchases. The swap hedges approximately 80 percent of its planned polyethylene requirements. The fair value of the agreement is an after-tax loss of approximately $0.1 recorded in accumulated other comprehensive income in shareholder's equity. The termination date for the agreement is June 2003.

Interest Rates: Agrilink Foods is exposed to interest rate risk primarily through its borrowing activities. The majority of Agrilink Foods' long-term borrowings are variable rate instruments. In September 2001, Agrilink Foods entered into an interest rate cap agreement with a major financial institution. Agrilink Foods designates this interest rate cap as a cash flow hedge.

The interest rate cap contract is for a period of two years and became effective on October 5, 2001. Approximately 62 percent of the underlying debt is being hedged with this interest rate cap and protects against three-month LIBOR rates exceeding 5 percent.

Agrilink Foods paid a one-time fee for the cap of approximately $0.6 million that is marked to market over the life of the interest rate cap.

NOTE 9. DEBT

The following is a summary of long-term debt outstanding:

(Dollars in Thousands)
                                                            June 29,         June 30,
                                                              2002             2001
                                                           ---------        --------
Term Loan Facility                                         $400,800         $411,600
Senior Subordinated Notes                                   200,015          200,015
Subordinated Promissory Note (net of discount)               32,696           29,660
Other                                                         4,462            5,452
                                                           --------         --------
Total debt                                                  637,973          646,727
Less current portion                                        (14,916)         (15,599)
                                                           --------         --------
Total long-term debt                                       $623,057         $631,128
                                                           ========         ========

Harris Credit Facility (Bank Debt): As of June 29, 2002, Agrilink Foods' credit facility was held with Harris Bank as Administrative Agent and Bank of Montreal as Syndication Agent, and the lenders thereunder ("Harris Credit Facility").

The Harris Credit Facility consisted of a $200 million revolving credit facility and a $455 million term loan facility. The term loan facility was comprised of the Term A Facility, which matured in September 2003, the Term B Facility which matured in September 2004, and the Term C Facility which matured in September 2005. The revolving credit facility matured in September 2003.

The Harris Credit Facility beared interest, at Agrilink Foods' option, at the administrative agent's alternate base rate or LIBOR plus, in each case, applicable margins of: (i) in the case of alternate base rate loans, (x) 1.25 percent for loans under the revolving credit facility and the Term A Facility,
(y) 3.00 percent for loans under the Term B Facility and (z) 3.25 percent for loans under the Term C Facility and (ii) in the case of LIBOR loans, (x) 3.00 percent for loans under the revolving credit facility and the Term A Facility,
(y) 4.00 percent for loans under the Term B Facility and (z) 4.25 percent for loans under the Term C Facility. The administrative agent's "alternate base rate" was defined as the greater of: (i) the prime commercial rate as announced by the administrative agent or (ii) the Federal Funds rate plus 0.50 percent. The fiscal 2002 weighted-average rate of interest applicable to the term loan facility was 6.71 percent. In addition, Agrilink Foods paid commitment fee calculated at a rate of 0.50 percent per annum on the daily average unused commitment under the revolving credit facility.

The term loan facility was subject to amortization of approximately $10.8 million each year until maturity.

Agrilink Foods' obligations under the Harris Credit Facility were collateralized by a first-priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of certain of Pro-Fac's current and future subsidiaries (excluding AgriFrozen, Inc., a former subsidiary of Pro-Fac), and (iii) the Pro-Fac Marketing and Facilitation Agreement. Agrilink Foods' obligations under the Harris Credit Facility were guaranteed by Pro-Fac and certain of Agrilink Foods' subsidiaries (excluding AgriFrozen Foods, Inc.).

The Harris Credit Facility contained customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividend and other distributions. The Harris Credit Facility also contained financial covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio and a minimum level of consolidated net worth. Under the Harris Credit Agreement, the assets, liabilities, and results of operations of AgriFrozen, a former subsidiary of Pro-Fac, were not consolidated with Pro-Fac for purposes of determining compliance with the covenants. In August 2001, September 2000 and August 1999, Agrilink Foods negotiated amendments to the original covenants. In conjunction with these amendments, Agrilink Foods incurred fees of approximately $1.7 million, $1.7 million, and $2.6 million, respectively. These fees were being amortized over the anticipated life of the Harris Credit Facility. The September 2000 amendment required a supplemental fee should a specified coverage ratio not be achieved for the first quarter of fiscal 2002. During September 2001, Agrilink Foods paid a fee of $1.5 million.

As of June 29, 2002, Pro-Fac and Agrilink Foods were in compliance with or had obtained waivers for all covenants, restrictions, and requirements under the terms of the Harris Credit Facility as amended.

In conjunction with the Transaction on August 19, 2002, proceeds received from Vestar, along with the net proceeds from Agrilink Foods' new credit facility, were utilized to retire all existing indebtedness under the Harris Credit Facility.

Credit Agreement: Agrilink Foods and Pro-Fac have entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Agrilink Foods has agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility "). Pro-Fac is permitted to draw down up to $1.0 million per year under the Credit Facility, unless Agrilink Foods is prohibited from making such advances under the terms of certain third party indebtedness of Agrilink Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, Agrilink Foods issued Senior Subordinated Notes (the "Notes") for $200 million aggregate principal amount due November 1, 2008. Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of Agrilink Foods, subordinated in right of payment to certain other debt obligations of Agrilink Foods (including Agrilink Foods' obligations under the Credit Facility). The Notes are guaranteed by Pro-Fac and certain of Agrilink Foods' subsidiaries.

The Notes contain customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Agrilink Foods is in compliance with or has obtained bondholder consents for all covenants, restrictions, and requirements under the Notes.

Additionally, in order to facilitate the Transaction, Agrilink Foods sought and obtained the consent of the holders of the Notes to amend or waive certain provisions in the indenture governing the Notes. Approval of the proposed amendments was obtained on July 22, 2002.

Subordinated Promissory Note: As partial consideration for the acquisition in fiscal 1999 of the frozen and canned vegetable business of Dean Foods Company ("Dean Foods"), Agrilink Foods issued to Dean Foods a Subordinated Promissory Note for $30 million aggregate principal amount due November 22, 2008. Interest on the Subordinated Promissory Note is accrued quarterly in arrears commencing December 31, 1998, at a rate per annum of 5 percent until November 22, 2003, and at a rate of 10 percent thereafter. As the rates on the Subordinated Promissory Note are below market value, Agrilink Foods has imputed the appropriate discount utilizing an effective interest rate of 11 7/8 percent. Interest accruing through November 22, 2003 is required to be paid in kind through the issuance by Agrilink Foods of additional subordinated promissory notes identical to the Subordinated Promissory Note. Agrilink Foods satisfied this requirement in fiscal 2002 and 2001 through the issuance of three and five additional promissory notes, respectively, each for approximately $0.4 million. Interest accruing after November 22, 2003 is payable in cash. The Subordinated Promissory Note may be prepaid at Agrilink Foods' option without premium or penalty.

The Subordinated Promissory Note is expressly subordinate to the Notes and the Credit Facility and contains no financial covenants. The Subordinated Promissory
Note is guaranteed by Pro-Fac.

On December 1, 2000, Dean Foods sold the Subordinated Promissory Note to Great Lakes Kraut Company, LLC, a joint venture between Agrilink Foods and Flanagan Brothers, Inc. This sale did not affect the terms of the note.

Senior Subordinated Notes - 12 1/4 Percent (due 2005, "Old Notes"): In conjunction with the Dean Foods Vegetable Company acquisition, Agrilink Foods repurchased $159,985,000 principal amount of its Old Notes, of which $160 million aggregate principal amount was previously outstanding. Holders who tendered consented to certain amendments to the indenture relating to the Old Notes, which eliminated or amended substantially all the restrictive covenants and certain events of default contained in such indenture. Agrilink Foods may repurchase the remaining Old Notes in the future in open market transactions, privately negotiated purchases or otherwise.

Revolving Credit Facility (Notes Payable): Borrowings under short-term Harris revolving credit facilities were as follows:

(Dollars in Thousands)
                                                                          Fiscal Years Ended
                                                    --------------------------------------------------------
                                                     June 29,                June 30,               June 24,
                                                       2002                    2001                   2000
                                                    ---------               ---------              ---------
Balance at end of period                            $      0                $      0               $  5,700
Rate at fiscal year end                                  0.0%                    0.0%                 9.375%
Maximum outstanding during the period               $136,300                $121,000               $156,100
Average amount outstanding during the period        $ 83,300                $ 76,900               $ 90,800
Weighted average interest rate during the period         5.6%                    9.2%                   8.5%

Agrilink Foods also maintained a letter of credit facility with Harris Bank which provided for the issuance of letters of credit. As of June 29, 2002, there were $19.7 million in letters of credit outstanding.

Fair Value: The estimated fair value of Agrilink Foods' long-term debt outstanding was approximately $646.3 million and $629.3 million at June 29, 2002 and June 30, 2001, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to Agrilink Foods for debt with similar maturities.

Other Debt: Other debt of $4.5 million carries rates up to 6.5 percent at June 29, 2002. As of June 29, 2002, total long-term debt maturities during each of the next five fiscal years were as follows: 2003, $4.1 million; 2004, $0.3 million; 2005, $0.1 million; 2006, $0.0 million; and 2007 $0.0 million.

NOTE 10. TAXES ON INCOME

Benefit/(provision) for taxes on income include the following:

(Dollars in Thousands)
                                                Fiscal Years Ended
                                   --------------------------------------------
                                   June 29,       June 30,        June 24,
                                     2002           2001            2000
                                   --------       -------        ---------
          Federal -
            Current                $(1,547)       $ 2,563        $  4,929
            Deferred                28,741         (3,013)        (12,734)
                                   -------        -------        --------
                                    27,194           (450)         (7,805)
                                   -------        -------        ---------
          State and foreign -
            Current                 (1,825)          (173)            210
            Deferred                 3,192           (345)           (902)
                                   -------        -------        --------
                                     1,367           (518)           (692)
                                   -------        -------        --------
                                   $28,561        $  (968)       $ (8,497)
                                   =======        =======        ========

A reconciliation of the consolidated effective tax rate to the amount computed by applying the federal income tax rate to income before taxes is as follows:

                                                                                        Fiscal  Years Ended
                                                                            ----------------------------------------------
                                                                            June 29,          June 30,            June 24,
                                                                              2002              2001                2000
                                                                             -----             -----                ----
Statutory federal rate                                                        35.0%             35.0%               35.0%
State and foreign income taxes, net of federal income tax effect               1.0             (30.6)                2.9
Allocation to members                                                          2.0               0.0                (7.0)
Goodwill and other intangible assets                                         (17.4)             51.1                 5.1
Dividend received deduction                                                    0.0              (2.5)               (0.2)
Meals and entertainment                                                       (0.1)             12.3                 0.8
Other, net                                                                    (0.8)              1.4                (2.2)
                                                                             -----             -----                ----
Effective Tax Rate                                                            19.7%             66.7%               34.4%
                                                                             =====             =====                ====

The consolidated deferred tax (liabilities)/assets consist of the following:

(Dollars in Thousands)
                                                                       June 29,       June 30,
                                                                         2002           2001
                                                                      ---------      ---------
   Liabilities:
      Depreciation                                                    $(46,277)      $(42,473)
      Goodwill and other intangible assets                                   0         (6,832)
      Prepaid manufacturing expense                                     (7,456)        (8,724)
      Investment in Great Lakes Kraut Company LLC                       (2,585)        (1,555)
      Discount on Subordinated Promissory Notes                         (1,180)        (2,180)
                                                                      --------       ---------
       Total deferred tax liabilities                                  (57,498)       (61,764)
                                                                      --------       --------
   Assets:
      Inventories                                                       11,919          9,770
      Goodwill and other intangibles                                    30,968              0
      Credits and operating loss carryforwards                          19,211         15,026
      Insurance accruals                                                 2,681          2,921
      Pension/OPEB accruals                                             11,053         10,883
      Other                                                              3,966          4,881
                                                                      --------       --------
       Total deferred tax assets                                        79,798         43,481
                                                                      --------       --------
      Net deferred liabilities                                          22,300        (18,283)
      Valuation allowance                                              (14,540)        (5,891)
                                                                      --------       ---------
       Total                                                          $  7,760       $(24,174)
                                                                      ========       =========

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

During fiscal 2002, Agrilink Foods maintained a valuation allowance in the amount of $14.5 million. The valuation allowance was established for foreign and state net operating losses and state tax credits generated during the fiscal year. Prior to fiscal 2002, Agrilink Foods maintained a valuation allowance in the amount of $5.9 million. This valuation allowance was primarily established for state net operating losses and credits generated during the year. As Agrilink Foods cannot assure that realization of the credits is more likely than not to occur, a valuation allowance has been established.

In January 1995, the Boards of Directors of Agrilink Foods and Pro-Fac approved appropriate amendments to the Bylaws of Agrilink Foods to allow Agrilink Foods to qualify as a cooperative under Subchapter T of the Internal Revenue Code. In August 1995, Agrilink Foods and Pro-Fac received a favorable ruling from the Internal Revenue Service approving the change in tax treatment effective for fiscal 1996. Subsequent to this date and prior to the Transaction, a consolidated return has been filed incorporating Agrilink Foods and Pro-Fac. Tax expense is allocated for Agrilink based on its operations.

Subsequent to the completion of the Transaction, the Cooperative will seek to qualify for exempt status as a farmers' cooperative under Section 521 of the Internal Revenue Code. Exempt cooperatives are permitted to reduce or avoid taxation through the use of special deductions (such as dividends paid on its common and preferred stock).

NOTE 11. PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: Agrilink Foods has primarily noncontributory defined benefit plans covering substantially all hourly employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. Agrilink Foods' funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. For purposes of this disclosure, all defined-benefit pension plans have been combined.

In September 2001, Agrilink Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain.

Agrilink Foods also participates in several union sponsored pension plans. It is not possible to determine Agrilink Foods' relative share of the accumulated benefit obligations or net assets for these plans. Contributions to these plans are paid when incurred and billed by the sponsoring union or plan.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Cooperative's financial statements at June 29, 2002 and June 30, 2001.

(Dollars in Thousands)
                                                                                       Pension Benefits
                                                                           ------------------------------------
                                                                                      Fiscal Years Ended
                                                                           ------------------------------------
                                                                            June 29,                   June 30,
                                                                              2002                       2001
                                                                           ---------                  ---------
Change in benefit obligation:
   Benefit obligation at beginning of period                               $105,017                   $101,695
   Service cost                                                               4,227                      4,907
   Interest cost                                                              7,604                      7,729
   Plan participants' contributions                                              78                        125
   Plan amendments                                                               99                          0
   Curtailment                                                               (3,962)                         0
   Reversal of deferred compensation reserve                                    200                          0
   Actuarial loss/(gain)                                                      1,159                     (3,122)
   Benefits paid                                                             (8,353)                    (6,317)
   Adjustment for prior business combination                                    302                          0
                                                                           --------                   --------
     Benefit obligation at end of period                                    106,371                    105,017
                                                                           --------                   --------

Change in plan assets:
   Fair value of plan assets at beginning of period                          95,020                    111,956
   Actual loss on plan assets                                                  (205)                   (11,025)
   Employer contribution                                                        281                        281
   Plan participants' contributions                                              78                        125
   Benefits paid                                                             (8,353)                    (6,317)
   Adjustment for prior business combination                                    245                          0
                                                                           --------                   --------
     Fair value of plan assets at end of period                              87,066                     95,020
                                                                           --------                   --------

Plan funded status                                                          (19,305)                    (9,997)
   Unrecognized prior service cost                                              562                      1,987
   Unrecognized actuarial loss/(gain)                                         1,735                     (9,081)
                                                                           --------                   --------
     Accrued benefit liability net of additional minimum pension
       liability                                                           $(17,008)                  $(17,091)
                                                                           ========                   ========

Amounts recognized in the statement of financial position:
   Accrued benefit liability                                               $(17,581)                  $(17,664)
   Accumulated other comprehensive income - minimum pension liability           573                        573
                                                                           --------                   --------
     Net amount recognized                                                 $(17,008)                  $(17,091)
                                                                           ========                   ========

Weighted-average assumptions:
   Discount rate                                                                7.4%                       7.8%
   Expected return on plan assets                                           8.0/9.5%                       9.5%
   Rate of compensation increase                                            3.8/3.5%                   4.5/3.0%

Net periodic benefit cost in fiscal years 2002, 2001, and 2000 is comprised of the following:

                                                                  Pension Benefits
                                                    -----------------------------------------
                                                                 Fiscal Years Ended
                                                    -----------------------------------------
                                                    June 29,        June 30,         June 24,
                                                      2002            2001             2000
                                                    --------        --------        ---------
Components of net periodic benefit cost:
   Service cost                                     $ 4,227         $ 4,907         $  6,520
   Interest cost                                      7,604           7,729            7,592
   Expected return on plan assets                    (8,931)        (10,424)         (10,604)
   Amortization of prior service cost                   124             193              (16)
   Amortization of gain                                (609)         (1,810)             (51)
                                                    -------         -------         --------
Net periodic benefit cost - Company plans             2,415             595            3,441
Net periodic benefit cost - union plans                 841             819              762
                                                    -------         -------         --------
Total periodic benefit cost                           3,256           1,414            4,203
Gain from pension curtailment, net                   (2,472)              0                0
                                                    -------         -------         --------
Total pension cost                                  $   784         $ 1,414         $  4,203
                                                    =======         =======         ========

Agrilink Foods maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives who retired prior to November 4, 1994. In December 2000, Agrilink Foods adopted an additional SERP to provide additional retirements benefits to a current executive officer of Agrilink Foods.

Agrilink Foods maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Agrilink Foods' retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the retirement plans with accumulated benefit obligations in excess of plan assets were:

(Dollars in Thousands)
                                        Master Hourly                  Master Salaried                Excess Benefit
                                        Pension Plan                   Retirement Plan                Retirement Plan
                                     Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                               -----------------------------   -----------------------------   -----------------------------
                               June 29, 2002   June 30, 2001   June 29, 2002   June 30, 2001   June 29, 2002   June 30, 2001
                               -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation      $67,205        $63,624         $35,246         $38,234           $884           $1,089
Accumulated benefit obligation     64,164         57,316          33,922          32,527            802              879
Plan assets                        60,492         64,720          26,333          30,299              0                0


                                  Supplemental Executive           Supplemental Executive           Southland Frozen Foods
                                   Retirement Plan No. 1         Retirement Agreement No. 2             Pension Plan
                                     Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                               -----------------------------   -----------------------------   -----------------------------
                               June 29, 2002   June 30, 2001   June 29, 2002   June 30, 2001   June 29, 2002   June 30, 2001
                               -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation       $1,912         $1,716          $802            $353            $322            $302
Accumulated benefit obligation      1,912          1,716           802             353             322            N/A
Plan assets                             0              0             0               0             241            N/A

Postretirement Benefits Other Than Pensions: Agrilink Foods sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, Agrilink Foods does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

Agrilink Foods has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Cooperative's financial statements at June 29, 2002 and June 30, 2001.

(Dollars in Thousands)
                                                                                        Other Benefits
                                                                           ----------------------------------
                                                                                      Fiscal Years Ended
                                                                           ----------------------------------
                                                                           June 29,                  June 30,
                                                                             2002                      2001
                                                                           --------                  --------
Change in benefit obligation:
   Benefit obligation at beginning of period                               $ 6,333                   $ 5,658
   Service cost                                                                126                       170
   Interest cost                                                               492                       429
   Plan amendments                                                            (515)                     (891)
   Actuarial (gain)/loss                                                    (2,189)                    1,578
   Benefits paid                                                              (430)                     (611)
                                                                           --------                  -------
     Benefit obligation at end of period                                     3,817                     6,333
                                                                           -------                   -------

Change in plan assets:
   Fair value of assets at beginning of period                                   0                         0
   Employer contribution                                                       430                       611
   Benefits paid                                                              (430)                     (611)
                                                                           -------                   -------
     Fair value of assets at end of period                                       0                         0
                                                                           -------                   -------

Plan funded status                                                          (3,817)                   (6,333)
   Unrecognized prior service cost                                          (1,266)                     (892)
   Unrecognized actuarial loss                                                (114)                    2,276
                                                                           -------                   -------
     Accrued benefit liability                                              (5,197)                   (4,949)
Amounts recognized in the statement of financial position:
   Accrued benefit liability                                               $(5,197)                  $(4,949)
                                                                           =======                   =======

Weighted-average assumptions:
   Discount rate                                                               7.4%                      7.8%
   Expected return on plan assets                                              N/A                       N/A
   Rate of compensation increase                                               3.8%                      3.0%


                                                             Other Benefits
                                                    -----------------------------------
                                                    June 29,     June 30,      June 24,
                                                     2002         2001          2000
                                                    ------        -----        -----
Components of net periodic benefit cost:
   Service cost                                     $ 126         $170         $184
   Interest cost                                      492          429          433
   Amortization of prior service cost                (141)           0            0
   Amortization of loss                               201           20          159
                                                    -----         ----         ----
   Net periodic benefit cost                        $ 678         $619         $776
                                                    =====         ====         ====

For measurement purposes, a 12.5 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2002. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

                                                                            1-Percentage       1-Percentage
                                                                           Point Increase     Point Decrease
                                                                           --------------     --------------
Effect on total of service and interest cost components for fiscal 2002         $ 34              $ (30)
Effect on postretirement benefit obligation at June 29, 2002                    $172              $(151)

Agrilink Foods 401(k) Plan: Under the Agrilink Foods 401(k) Plan ("401(k)"), Agrilink Foods contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2002, 2001, and 2000, Agrilink Foods allocated approximately $1.3 million, $1.2 million, and $1.0 million, respectively, in the form of matching contributions to the plan.

In addition, Agrilink Foods also maintains a Non-Qualified 401(k) Plan in which Agrilink Foods allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. During fiscal 2002, 2001, and 2000, Agrilink Foods allocated $0.3 million, $0.3 million, and $0.2 million, respectively in the form of matching contributions to this plan.

Long-Term Incentive Plan: On June 24, 1996, Agrilink Foods introduced a long-term incentive program, the Agrilink Foods Equity Value Plan, which it has amended from time to time. The Equity Value Plan provided performance units to a select group of management. The future value of the performance units was determined by Agrilink Foods' performance on earnings and debt repayment.

On June 26, 2002, Agrilink Foods terminated the Equity Value Plan. There are no active units in this program, however, a liability of approximately $100,000 remains accrued for the payment of benefits of previously terminated and retired employees. This liability is expected to be paid in September 2002.

Agrilink Foods Employee Stock Purchase Plan: During fiscal 1996 the Cooperative introduced an Employee Stock Purchase Plan which affords Agrilink Foods' employees the opportunity to purchase semi-annually, in cash or via payroll deduction, shares of Class B Cumulative Pro-Fac Preferred Stock to a maximum value of 5 percent of salary. The purchase price of such shares is par value, $10 per share. During fiscal 2002, 2001, and 2000, 20,643, 23,923, and 23,664, shares, respectively, were held by employees. On June 26, 2002, the Plan was amended to freeze stock purchases effective April 1, 2002. Dividends will continue to accrue on issued and outstanding shares pursuant to the provisions of the Plan.

NOTE 12. OPERATING SEGMENTS

Agrilink Foods accounts for segments using Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise" (SFAS 131). SFAS No. 131 establishes requirements for reporting information about operating segments and establishes standards for related disclosures about products and services, and geographic areas. SFAS No. 131 also replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of reportable segments. As management makes the majority of its operating decisions based upon Agrilink Foods' significant product lines, Agrilink Foods has elected to utilize significant product lines in determining its operating segments. Agrilink Foods' four primary operating segments are as follows: vegetables, fruit, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Birds Eye Hearty Spoonfuls, Freshlike, Veg-All, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, Super Pop, and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, and soups, and various other ready-to-eat prepared meals. Branded products within the canned meals category include Nalley. Other product lines primarily represent salad dressings. Branded products within the "other category" include Bernstein's and Nalley.

The following table illustrates the Cooperative's operating segment information:

(Dollars in Millions)

                                                                                      Fiscal Years Ended
                                                                         ------------------------------------------
                                                                           June 29,        June 30,       June 24,
                                                                             2002            2001           2000
                                                                         -----------     ----------     ----------
Net Sales:
   Vegetables                                                             $  727.9        $  839.4       $  724.0
   Fruits                                                                    111.4           117.7          112.8
   Snacks                                                                     88.1            89.4           83.3
   Canned Meals                                                               46.0            51.6           49.9
   Other                                                                      37.1            43.2           48.5
                                                                          --------        --------       --------
     Continuing segments                                                   1,010.5         1,141.3        1,018.5
   Businesses sold or closed(1)                                                0.0            35.9          141.2
                                                                          --------        --------       --------
       Total                                                              $1,010.5        $1,177.2       $1,159.7
                                                                          ========        ========       ========

Operating income:
   Vegetables                                                             $   67.2        $   54.7       $   64.4
   Fruits                                                                     17.8            12.4           14.9
   Snacks                                                                      6.6             5.6            6.7
   Canned Meals                                                                5.2             6.6            6.7
   Other                                                                       3.5             1.9            4.6
                                                                          --------        --------       --------
     Continuing segments operating income                                    100.3            81.2           97.3
   Businesses sold or closed(1)                                                0.0             5.3            4.2
                                                                          --------        --------       --------
         Total                                                               100.3            86.5          101.5
Gain from pension curtailment                                                  2.4             0.0            0.0
Gains on sales of assets                                                       0.0             0.0            6.7
Restructuring expense                                                         (2.6)            0.0            0.0
Goodwill impairment charge                                                  (179.0)            0.0            0.0
                                                                          --------        --------       --------
Total consolidated operating (loss)/income                                   (78.9)           86.5          108.2
Interest expense                                                             (66.4)          (85.1)         (83.5)
                                                                          --------        --------       --------
Pretax (loss)/income before dividends and allocation of net proceeds      $ (145.3)       $    1.4       $   24.7
                                                                          ========        ========       ========

Total Assets:
   Vegetables                                                             $  649.2        $  848.1       $  867.1
   Fruits                                                                     74.8            71.9           79.4
   Snacks                                                                     40.5            47.0           43.5
   Canned Meals                                                               25.6            45.3           45.7
   Other                                                                      42.1            57.2           52.2
                                                                          --------        --------       --------
     Continuing segments                                                     832.2         1,069.5        1,087.9
   Businesses sold or closed(1)                                                0.0             0.0           99.1
   Assets held for sale                                                        3.9             0.1            0.3
                                                                          --------        --------       --------
       Total                                                              $  836.1        $1,069.6       $1,187.3
                                                                          ========        ========       ========

Depreciation expense:
   Vegetables                                                             $   22.8        $   22.4       $   22.3
   Fruits                                                                      3.9             2.6            1.7
   Snacks                                                                      2.2             3.1            2.4
   Canned Meals                                                                1.0             0.9            1.2
   Other                                                                       1.0             1.7            1.2
                                                                          --------        --------       --------
     Continuing segments                                                      30.9            30.7           28.8
   Businesses sold or closed(1)                                                0.0             1.2            3.8
                                                                          --------        --------       --------
     Total                                                                $   30.9        $   31.9       $   32.6
                                                                          ========        ========       ========

Amortization Expense:
   Vegetables                                                             $    0.9        $    7.8       $    6.1
   Fruits                                                                      0.0             0.1            0.1
   Snacks                                                                      0.2             0.6            0.8
   Canned meals                                                                0.0             0.7            0.7
   Other                                                                       0.0             0.7            0.7
                                                                          --------        --------       --------
     Continuing segments                                                       1.1             9.9            8.4
   Businesses sold or closed(1)                                                0.0             0.0            0.4
                                                                          --------        --------       --------
       Total                                                              $    1.1        $    9.9       $    8.8
                                                                          ========        ========       ========

(Dollars in Millions)                              Fiscal Years Ended
                                         ---------------------------------------
                                         June 29,       June 30,         June 24,
                                           2002           2001            2000
                                         -------        --------        --------
Capital expenditures:
   Vegetables                            $ 12.6          $ 14.8          $ 19.8
   Fruits                                   1.3             2.7             1.6
   Snacks                                   0.7             4.4             2.3
   Canned Meals                             0.3             2.5             1.1
   Other                                    0.1             0.7             0.2
                                         ------          ------          ------
     Continuing Segments                   15.0            25.1            25.0
   Businesses sold or closed(1)             0.0             1.1             2.0
                                         ------          ------          ------
       Total                             $ 15.0          $ 26.2          $ 27.0
                                         ======          ======          ======

(1) Includes activities of businesses sold or no longer part of the Cooperative. See NOTE 4 in the "Notes to Consolidated Financial Statements."

NOTE 13. COMMON STOCK AND CAPITALIZATION

The following table illustrates the Cooperative's shares authorized, issued, and outstanding at June 29, 2002 and June 30, 2001.

                                                                                      Shares Issued and Outstanding
                                                                                     --------------------------------
                                                                                            Fiscal Years Ended
                                                      Par              Shares        --------------------------------
                                                     Value           Authorized      June 29, 2002      June 30, 2001
                                                     -----           ----------      -------------      -------------
Common Stock                                         $ 5.00            5,000,000         2,038,553         2,257,479
Non-Cumulative Preferred Stock                       $25.00            5,000,000            29,847            32,308
Class A Cumulative Preferred Stock                   $ 1.00           10,000,000         4,497,904         4,495,443
Class B Cumulative Preferred Stock                   $ 1.00            9,500,000                 0                 0
Class C Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class D Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class E Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class B, Series I 10% Cumulative Preferred Stock     $ 1.00              500,000            20,643            23,923

Common Stock: The Common Stock purchased by members is related to the crop delivery of each member. Regardless of the number of shares held, each member has one vote. As of June 29, 2002, there were 564 holders of Pro-Fac Common Stock. Common Stock may be transferred to another grower only with approval of the Pro-Fac Board of Directors. If a member ceases to be a producer of agricultural products which is marketed through the Cooperative, then it must sell its Common Stock to another grower that is acceptable to the Cooperative. If no such grower is available to purchase the stock, then the member must sell its Common Stock to the Cooperative at par value. There is no established public trading market for the Common Stock of the Cooperative.

In March 2002, the Cooperative amended and restated its certificate of incorporation to eliminate its Class B common stock. The Class B common stock had been held by former Pro-Fac members. At June 30, 2001, the Cooperative had 723,229 shares issued and outstanding and 153 holders of Class B Common Stock. On July 19, 2001, Pro-Fac repurchased its Class B Common Stock and special membership interests. These securities were held by the former Agripac, Inc. members who subscribed to become grower/members for Pro-Fac supplying raw product to the AgriFrozen Foods processing facilities. No dividends were paid on Class B common stock in fiscal 2001 or 2002.

In fiscal 2002, 2001, and 2000, dividends on (Class A) Common Stock were paid at a rate of 5.0 percent. Subsequent to June 29, 2002, the Cooperative declared a cash dividend at a rate of 5.0 percent on the (Class A) Common Stock. These dividends amounted to $0.5 million and were paid in August 2002.

At June 30, 2001, there were outstanding subscriptions, at par value, for 97,243 shares for (Class A) Common Stock. There were no subscriptions outstanding at June 29, 2002. These shares are issued as subscription payments are received.

Preferred Stock: Except for the Class B, Series I, 10 Percent Cumulative Preferred Stock, all preferred stock outstanding originated from the conversion at par value of retains at the discretion of Pro-Fac's board of directors. Preferred Stock is non-voting, except that the holders of preferred and common stock are entitled to vote as separate classes on certain matters which would affect or subordinate the rights of the class.

On August 23, 1995, the Cooperative commenced an offer to exchange one share of its Class A Cumulative Preferred Stock (liquidation preference $25 per share) for each of its existing Non-cumulative Preferred Stock (liquidation preference $25 per share). Pro-Fac's Class A Cumulative Preferred Stock is listed under the symbol PFACP on the Nasdaq National Market system. As of June 29, 2002, the number of Class A Cumulative Preferred Stock record holders was 1,761.

The Class B, Series I, 10 Percent Cumulative Preferred Stock (the "Class B Stock") was issued to Agrilink Foods' employees pursuant to an Employee Stock Purchase Plan. Historically, at least once a year, Pro-Fac plans to offer to repurchase at least 5 percent of the outstanding shares of Class B Stock. This Plan was amended on June 26, 2002. See NOTE 11 to the "Notes to Consolidated Financial Statements."

The dividend rates for the preferred stock outstanding are as follows:

      Non-Cumulative Preferred Stock                             $1.50 per share paid annually at the discretion
                                                                 of the Board.

      Class A Cumulative Preferred Stock                         $1.72 per share annually, paid in four quarterly
                                                                 installments of $.43 per share.

      Class B, Series I, 10 Percent Cumulative Preferred Stock   $1.00 per share paid annually.

Subsequent to June 29, 2002, the Cooperative declared a cash dividend of $1.50 per share on the Non-cumulative Preferred Stock and $.43 per share on the Class A Cumulative Preferred Stock. These dividends amounted to $2.0 million and were paid in September 2002.

Qualified Retained Earnings Allocated to Members ("Retains"): Retains arise from patronage income, and are allocated to the accounts of members within 8.5 months of the end of each fiscal year. Qualified retains are freely transferable. At the discretion of the Board of Directors qualified retains may mature into preferred stock in December of the fifth year after allocation. Qualified retains are taxable income to the member in the year the allocation is made.

Beginning with the retains issued in 1995, retains maturing into preferred stock, as determined by the Board of Directors, will mature in shares of Class A Cumulative Preferred Stock.

Earned Surplus: (Accumulated deficit)/earned surplus consists of accumulated (losses)/income after distribution of earnings allocated to members, dividends and after state and federal income taxes. Earned surplus is reinvested in the business in the same fashion as retains.

NOTE 14. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink Foods ("Subsidiary Guarantors") and Pro-Fac, jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink Foods with respect to Agrilink Foods' 11 7/8 percent Senior Subordinated Notes (due 2008) and the Harris Credit Facility. The covenants in the Senior Subordinated Notes and the Harris Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink Foods. See NOTE 15 to the "Notes to Consolidated Financial Statements" for additional disclosures. Following the fiscal year ended June 29, 2002, the Harris Credit Facility was terminated.

Presented below is condensed consolidating financial information for (i) Agrilink Foods; (ii) the subsidiary guarantors; (iii) the non-guarantor subsidiaries; and (iv) Pro-Fac Cooperative as of June 29, 2002, June 30, 2001, and for the fiscal years ended June 29, 2002, June 30, 2001, and June 24, 2000. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Cooperative and guarantor and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

Balance Sheet

                                                                           June 29, 2002
                                           ---------------------------------------------------------------------------------
                                             Pro-Fac     Agrilink     Guarantor    Non-Guarantor  Eliminating
                                           Cooperative  Foods, Inc.  Subsidiaries   Subsidiaries    Entries     Consolidated
                                           -----------  -----------  ------------  -------------  -----------   ------------
(Dollars in Thousands)
Assets
Current assets:
   Cash and cash equivalents                $      0     $ 14,243     $    121     $      322      $       0      $ 14,686
   Accounts receivable, net                        0       73,055        2,945              0              0        76,000
   Inventories -
     Finished goods                                0      266,110          223            136              0       266,469
     Raw materials and supplies                    0       27,064          623            159              0        27,846
                                            --------     --------     --------     ----------      ---------      --------
         Total inventories                         0      293,174          846            295              0       294,315

     Other current assets                          0       55,839         (158)           257        (11,730)       44,208
                                            --------     --------     --------     ----------      ---------      --------

         Total current assets                      0      436,311        3,754            874        (11,730)      429,209

   Property, plant and equipment, net              0      280,796        3,883          3,441              0       288,120
   Goodwill and other intangible
     assets, net                                   0       12,406       55,109              0              0        67,515
   Investment in subsidiaries                 61,015      163,093            0              0       (224,108)            0
   Other assets                                   59       60,426      103,655              0       (112,809)       51,331
                                            --------     --------     --------     ----------      ---------      --------

         Total assets                       $ 61,074     $953,032     $166,401     $    4,315      $(348,647)     $836,175
                                            ========     ========     ========     ==========      =========      ========


Liabilities and Shareholders' Equity
Current liabilities:
   Notes payable                            $      0     $      0     $      0     $        0      $       0      $      0
   Current portion of long-term debt               0       14,916            0              0              0        14,916
   Accounts payable                               64       69,730          836            137              0        70,767
   Accrued interest                                0        6,255            0              0              0         6,255
   Intercompany loans                              0         (115)         275           (160)             0             0
   Other current liabilities                  27,105       43,319        5,712            823        (11,730)       65,229
                                            --------     --------     --------     ----------      ---------      --------
         Total current liabilities            27,169      134,105        6,823            800        (11,730)      157,167

   Long-term debt                                  0      623,057            0              0              0       623,057
   Other non-current liabilities               9,400      134,855            0              0       (112,809)       31,446
                                            --------     --------     --------     ----------      ---------      --------
         Total liabilities                    36,569      892,017        6,823            800       (124,539)      811,670

   Class B cumulative redeemable
     preferred stock                             206            0            0              0              0           206
   Class A common stock                       10,193            0            0              0              0        10,193

   Total Shareholders' equity                 14,106       61,015      159,578          3,515       (224,108)       14,106
                                            --------     --------     --------     ----------      ---------      --------

         Total liabilities and
           shareholders' equity             $ 61,074     $953,032     $166,401     $    4,315      $(348,647)     $836,175
                                            ========     ========     ========     ==========      =========      ========

Balance Sheet

                                                                           June 30, 2001
                                           ---------------------------------------------------------------------------------
                                             Pro-Fac     Agrilink     Guarantor    Non-Guarantor  Eliminating
                                           Cooperative  Foods, Inc.  Subsidiaries   Subsidiaries    Entries     Consolidated
                                           -----------  -----------  ------------  -------------  -----------   ------------
(Dollars in Thousands)
Assets
   Current assets:
     Cash and cash equivalents              $      0    $    7,624     $     21      $     11       $       0      $  7,656
     Accounts receivable, net                      0        90,600        2,892             0               0        93,492
     Inventories -
       Finished goods                              0       279,320          422           249               0       279,991
       Raw materials and supplies                  0        33,287          417           161               0        33,865
                                            --------    ----------     --------      --------       ---------    ----------
         Total inventories                         0       312,607          839           410               0       313,856

     Other current assets                        421        52,729       (4,190)          208               0        49,168
                                            --------    ----------     --------      --------       ---------    ----------

         Total current assets                    421       463,560         (438)          629               0       464,172

   Property, plant and equipment, net              0       297,345        4,531         3,655               0       305,531
   Goodwill and other intangible
     assets, net                                   0        53,552      195,225             0               0       248,777
   Investment in subsidiaries                180,332       308,207            0             0        (488,539)            0
   Other assets                                   59        60,290      110,326             0        (119,510)       51,165
                                            --------    ----------     --------      --------       ---------    ----------

         Total assets                       $180,812    $1,182,954     $309,644      $  4,284       $(608,049)   $1,069,645
                                            ========    ==========     ========      ========       =========    ==========


   Liabilities and Shareholders' Equity
   Current liabilities:
     Current portion of long-term debt      $      0    $   15,599     $      0      $      0       $       0    $   15,599
     Accounts payable                             80       123,787        1,930           428               0       126,225
     Accrued interest                              0         9,253            0             0               0         9,253
     Intercompany loans                            0        (1,697)       1,859          (162)              0             0
     Other current liabilities                18,017        58,078          968           698               0        77,761
                                            --------    ----------     --------      --------       ---------    ----------
         Total current liabilities            18,097       205,020        4,757           964               0       228,838

   Long-term debt                                  0       631,128            0             0               0       631,128
   Other non-current liabilities               9,400       166,474            0             0        (119,510)       56,364
                                            --------    ----------     --------      --------       ---------    ----------

       Total liabilities                      27,497     1,002,622        4,757           964        (119,510)      916,330

   Class B cumulative redeemable
     preferred stock                             239             0            0             0               0           239
   Class A common stock                       11,287             0            0             0               0        11,287

   Shareholders' equity                      141,789       180,332      304,887         3,320        (488,539)      141,789
                                            --------    ----------     --------      --------       ---------    ----------

         Total liabilities and
           shareholders' equity             $180,812    $1,182,954     $309,644      $  4,284       $(608,049)   $1,069,645
                                            ========    ==========     ========      ========       =========    ==========

Income Statement


                                                          Fiscal Year Ended June 29, 2002
                                 -----------------------------------------------------------------------------------
                                   Pro-Fac     Agrilink       Guarantor    Non-Guarantor  Eliminating
                                 Cooperative  Foods, Inc.    Subsidiaries   Subsidiaries    Entries     Consolidated
                                 -----------  -----------    ------------  -------------  -----------   ------------
(Dollars in Thousands)
Net sales                          $     0     $ 994,796      $  15,744      $ 17,318      $(17,318)    $1,010,540
Cost of sales                            0      (784,435)       (10,862)      (17,304)       17,304       (795,297)
                                   -------     ---------      ---------      --------      --------     ----------
Gross profit                             0       210,361          4,882            14           (14)       215,243
Other income                             0          (150)        53,657           816       (54,473)          (150)
Selling, administrative and
  general expenses                      (3)     (166,433)        (4,671)            0        53,657       (117,450)
Goodwill impairment charge               0       (41,260)      (137,765)            0             0       (179,025)
Income from joint venture                0         2,457              0             0             0          2,457
                                   -------     ---------      ---------      --------      --------     ----------
Operating (loss)/income before
  dividing with Pro-Fac                 (3)        4,975        (83,897)          830          (830)       (78,925)
Interest (expense)/income                0       (76,919)        10,499             0             0        (66,420)
                                   -------     ---------      ---------      --------      --------     ----------
Pretax (loss)/income before
  dividing with Pro-Fac                 (3)      (71,944)       (73,398)          830          (830)      (145,345)
Pro-Fac share of income             16,842       (16,842)             0             0             0              0
                                   -------     ---------      ---------      --------      --------     ----------
(Loss)/income before taxes          16,839       (88,786)       (73,398)          830          (830)      (145,345)
Tax benefit/(provision)             (2,929)       55,010        (22,975)         (545)            0         28,561
                                   -------     ---------      ---------      --------      --------     ----------
Net (loss)/income                  $13,910     $ (33,776)     $ (96,373)     $    285      $   (830)    $ (116,784)
                                   =======     =========      =========      ========      ========     ==========

Income Statement

                                                          Fiscal Year Ended June 30, 2001
                                 -----------------------------------------------------------------------------------
                                   Pro-Fac     Agrilink       Guarantor    Non-Guarantor  Eliminating
                                 Cooperative  Foods, Inc.    Subsidiaries   Subsidiaries    Entries     Consolidated
                                 -----------  -----------    ------------  -------------  -----------   ------------
(Dollars in Thousands)
Net sales                          $     0    $1,125,098      $  16,282      $ 78,842      $(42,942)    $1,177,280
Cost of sales                            0      (918,055)       (10,751)      (79,264)       51,888       (956,182)
                                   -------    ----------      ---------      --------     ---------     ----------
Gross profit                             0       207,043          5,531          (422)        8,946        221,098
Other income                             0             0         57,563           627       (58,190)             0
Selling, administrative, and
  general expenses                     (11)     (179,906)       (10,772)       (3,226)       57,563       (136,352)
Income from joint venture                0         1,779              0             0             0          1,779
                                   -------    ----------      ---------      --------      --------     ----------
Operating (loss)/income before
  dividing with Pro-Fac                (11)       28,916         52,322        (3,021)        8,319         86,525

Interest (expense)/income                0       (89,812)        10,037        (5,207)          (91)       (85,073)
                                   -------    ----------      ---------      --------      --------     ----------
Pretax (loss)/income before
  dividing with Pro-Fac                (11)      (60,896)        62,359        (8,228)        8,228          1,452

Pro-Fac share of income                732          (732)             0             0             0              0
                                   -------    ----------      ---------      --------      --------     ----------
Income/(loss) before taxes             721       (61,628)        62,359        (8,228)        8,228          1,452
Tax (provision)/benefit               (308)       22,178        (22,163)         (675)            0           (968)
                                   -------    ----------      ---------      --------      --------     ----------
Net income/(loss)                  $   413    $  (39,450)     $  40,196      $ (8,903)     $  8,228     $      484
                                   =======    ==========      =========      ========      ========     ==========

                                                            Fiscal Year Ended June 24, 2000
                                 -----------------------------------------------------------------------------------
                                   Pro-Fac     Agrilink       Guarantor    Non-Guarantor  Eliminating
                                 Cooperative  Foods, Inc.    Subsidiaries   Subsidiaries    Entries     Consolidated
                                 -----------  -----------    ------------  -------------  -----------   ------------
(Dollars in Thousands)
Net sales                          $     0    $1,072,528      $  13,773      $110,893      $(37,538)    $1,159,656
Cost of sales                            0      (848,814)        (8,505)      (99,248)       37,538       (919,029)
                                   -------    ----------      ---------      --------      --------     ----------
Gross profit                             0       223,714          5,268        11,645             0        240,627
Other income                             5             0         59,461             0       (59,466)             0
Selling, administrative and
  general expenses                       0      (184,557)       (10,229)       (6,188)       59,466       (141,508)
Gains on sales of assets                 0         6,635              0             0             0          6,635
Income from joint venture                0         2,418              0             0             0          2,418
                                   -------    ----------      ---------      --------      --------     ----------
Operating income before
  dividing with Pro-Fac                  5        48,210         54,500         5,457             0        108,172
Interest (expense)/income                0       (82,897)         4,843        (5,457)            0        (83,511)
                                   -------    ----------      ---------      --------      --------     ----------
Pretax income/(loss) before
  dividing with Pro-Fac                  5       (34,687)        59,343             0             0         24,661
Pro-Fac share of income             12,328       (12,328)             0             0             0              0
                                   -------    ----------      ---------      --------      --------     ----------
Income/(loss) before taxes          12,333       (47,015)        59,343             0             0         24,661
Tax (provision)/benefit             (2,593)       14,867        (20,771)            0             0         (8,497)
                                   -------    ----------      ---------      --------      --------     ----------
Net income/(loss)                  $ 9,740    $  (32,148)     $  38,572      $      0      $      0     $   16,164
                                   =======    ==========      =========      ========      ========     ==========

Statement of Cash Flows

                                                                          Fiscal Year Ended June 29, 2002
                                                   ---------------------------------------------------------------------------
                                                     Pro-Fac    Agrilink    Guarantor   Non-Guarantor Eliminating
                                                   Cooperative Foods, Inc. Subsidiaries Subsidiaries    Entries   Consolidated
                                                   ----------- ----------- ------------ ------------------------  ------------
(Dollars in Thousands)

Net (loss)/income                                  $ 13,910    $ (33,776)   $(96,373)      $ 285       ($830)      $(116,784)
Adjustments to reconcile net income to net
   cash (used in)/provided by operating activities -
     Goodwill impairment charge                           0       41,260     137,765           0           0         179,025
     Estimated cash payments to Class A
       common members                                (2,117)           0           0           0           0          (2,117)
     Gain on sales of assets                              0            0           0           0           0               0
     Loss from disposal of asset held for resale          0            0           0           0           0               0
     Amortization of goodwill and other intangibles       0          397         750           0           0           1,147
     Amortization of debt issue costs and amendment
       costs and discount on subordinated
       promissory note                                    0        5,660           0           0           0           5,660
     Interest in-kind on subordinated promissory note     0        1,308           0           0           0           1,308
     Depreciation                                         0       30,012         548         290           0          30,850
     Equity in undistributed earnings of CoBank           0          (97)          0           0           0             (97)
     Equity in undistributed earnings of joint
       venture                                            0       (1,795)          0           0           0          (1,795)
     Benefit for deferred taxes                           0      (31,934)          0           0           0         (31,934)
     Provision for losses on accounts receivable          0          437         120           0           0             557
     Change in working capital                        9,494        2,612     (42,710)       (113)        830         (29,887)
                                                   --------    ---------    --------       -----        ----       ---------
Net cash (used in)/provided by operating
  activities                                         21,287       14,084         100         462           0          35,933

Cash flows from investing activities:
   Purchase of property, plant, and equipment             0      (14,875)          0        (151)          0         (15,026)
   Proceeds from disposals                                0          595           0           0           0             595
   Advances (to)/from joint venture                       0        4,016           0           0           0           4,016
   Proceeds from investment in CoBank                     0        5,114           0           0           0           5,114
                                                   --------    ---------    --------       -----        ----       ---------
Net cash used in investing activities                     0       (5,150)          0        (151)          0          (5,301)

Cash flows from financing activities:
   Payments on long-term debt                             0      (11,790)          0           0           0         (11,790)
   Payments on capital leases                             0         (620)          0           0           0            (620)
   Issuance of stock, net of repurchases             (1,127)           0           0           0           0          (1,127)
   Capital contribution by Pro-Fac                  (11,789)      11,789           0           0           0               0
   Cash dividends paid                               (8,371)           0           0           0           0          (8,371)
   Cash paid for debt issuance costs and
     amendments                                           0       (1,694)          0           0           0          (1,694)
                                                   --------    ---------    --------       -----        ----       ---------
Net cash provided by financing activities           (21,287)      (2,315)          0           0           0         (23,602)
                                                   --------    ---------    --------       -----        ----       ---------
Net change in cash and cash equivalents                   0        6,619         100         311           0           7,030
Cash and cash equivalents at beginning of period          0        7,624          21          11           0           7,656
                                                   --------    ---------    --------       -----       -----       ---------
Cash and cash equivalents at end of period         $      0    $  14,243    $    121       $ 322       $   0       $  14,686
                                                   ========    =========    ========       =====       =====       =========

Statement of Cash Flows

                                                                               Fiscal Year Ended June 30, 2001
                                                   ---------------------------------------------------------------------------
                                                     Pro-Fac    Agrilink    Guarantor   Non-Guarantor Eliminating
                                                   Cooperative Foods, Inc. Subsidiaries Subsidiaries    Entries   Consolidated
                                                   ----------- ----------- ------------ ------------------------  ------------
(Dollars in Thousands)

Net income/(loss)                                   $   413     $(39,450)   $ 40,196     $(8,903)      $ 8,228      $    484
Adjustments to reconcile net income/(loss) to net
   cash (used in)/provided by operating activities -
     Amortization of goodwill and other intangible
       assets                                             0        2,803       7,057           0             0         9,860
     Amortization of debt issue costs and amendment
       costs and discount on subordinated
       promissory note                                    0        4,895           0         322             0         5,217
     Interest in-kind on subordinated promissory
       note                                               0        2,069           0           0             0         2,069
     Depreciation                                         0       29,831         572       1,508             0        31,911
     Equity in undistributed earnings of CoBank           0          (97)          0           0             0           (97)
     Equity in undistributed earnings in joint
       venture                                            0       (1,243)          0           0             0        (1,243)
     Provision for deferred taxes                      (106)       3,464           0           0             0         3,358
     Provision for losses on accounts receivable          0          560          50           0             0           610
     Change in working capital                        7,277       47,717     (45,036)      6,466        (7,715)        8,709
                                                    -------     --------    --------     -------       -------      --------
Net cash provided by/(used in) operating activities   7,584       50,549       2,839        (607)          513        60,878

Cash flows from investing activities:
   Purchase of property, plant, and equipment             0      (21,638)     (3,027)     (1,505)            0       (26,170)
   Proceeds from disposals                                0        5,797           0          23             0         5,820
   Advances (to)/from joint venture                       0      (10,678)          0           0             0       (10,678)
   Proceeds from investment in CoBank                     0        4,259           0           0             0         4,259
                                                    -------     --------    --------     -------       -------      --------
Net cash used in investing activities                     0      (22,260)     (3,027)     (1,482)            0       (26,769)

Cash flows from financing activities:
   Net (payments on)/proceeds from short-term debt        0       (5,700)          0       2,100             0        (3,600)
   Payments on long-term debt                             0      (18,084)          0           0             0       (18,084)
   Payments on capital leases                             0         (449)          0           0             0          (449)
   Issuance of stock, net of repurchases                622            0           0           0             0           622
   Cash portion of non-qualified conversion             (83)           0           0           0             0           (83)
   Cash dividends paid                               (8,123)           0           0           0             0        (8,123)
   Cash paid for debt issuance costs and amendments       0       (1,730)          0           0             0        (1,730)
   Capital contributions by Pro-Fac                       0          513           0           0          (513)            0
                                                    -------     --------    --------     -------       -------      --------
Net cash (used in)/provided by financing activities  (7,584)     (25,450)          0       2,100          (513)      (31,447)
                                                    -------     --------    --------     -------       -------      ---------
Net change in cash and cash equivalents                   0        2,839        (188)         11             0         2,662
Cash and cash equivalents at beginning of period          0        4,785         209           0             0         4,994
                                                    -------    ---------     -------     -------       -------      ---------
Cash and cash equivalents at end of period          $     0    $   7,624     $    21     $    11       $     0      $  7,656
                                                    =======    =========     =======     =======       =======      ========

Statement of Cash Flows

                                                                        Fiscal Year Ended June 24, 2000
                                                   ---------------------------------------------------------------------------
                                                     Pro-Fac    Agrilink    Guarantor   Non-Guarantor Eliminating
                                                   Cooperative Foods, Inc. Subsidiaries Subsidiaries    Entries   Consolidated
                                                   ----------- ----------- ------------ ------------------------  ------------
(Dollars in Thousands)

Net income/(loss)                                   $ 9,740     $(32,148)   $ 38,572     $     0      $      0      $ 16,164
Estimated cash payments to Class A members           (1,477)           0           0           0             0        (1,477)
Adjustments to reconcile net income/(loss) to net
   cash provided by/(used in) operating activities -
     Gains on sales of assets                             0       (6,635)          0           0             0        (6,635)
     Amortization of goodwill and other intangible
       assets                                             0        1,711       7,057           0             0         8,768
     Amortization of debt issue costs and amendment
       costs and discount on subordinated
       promissory note                                    0        4,318           0         487             0         4,805
     Interest in-kind on subordinated promissory note     0        1,571           0           0             0         1,571
     Depreciation                                         0       29,983         330       2,292             0        32,605
     Equity in undistributed earnings of CoBank           0         (102)          0        (310)            0          (412)
     Equity in undistributed earnings of
       joint venture                                      0          (96)          0           0             0           (96)
     Provision for deferred taxes                     4,636        9,000           0           0             0        13,636
     Provision for losses on accounts receivable          0          191          10           0             0           201
     Change in working capital                       (5,706)     (25,976)    (45,027)     (9,013)        8,632       (77,090)
                                                    -------     --------    --------     -------      --------      --------
Net cash provided by/(used in) operating
  activities                                          7,193      (18,183)        942      (6,544)        8,632        (7,960)

Cash flows from investing activities:
   Purchase of property, plant, and equipment             0      (24,608)       (820)     (1,555)            0       (26,983)
   Proceeds from disposals                                0       64,360           0           0             0        64,360
   Advances (to)/from joint venture                       0         (465)          0           0             0          (465)
   Proceeds from investment in CoBank                     0        3,378           0           0             0         3,378
   Cash paid for acquisitions                             0         (250)          0           0             0          (250)
                                                    -------     ---------   --------     -------      --------      --------
Net cash provided by/(used in) investing activities       0       42,415        (820)     (1,555)            0        40,040

Cash flows from financing activities:
   Net (payments on)/proceeds from short-term debt        0      (13,200)          0       8,100             0        (5,100)
   Payments on long-term debt                             0      (18,470)          0           0             0       (18,470)
   Payments on capital leases                             0         (238)          0          (1)            0          (239)
   Issuance of stock, net of repurchases                662            0           0           0             0           662
   Cash portion of non-qualified conversion            (445)           0           0           0             0          (445)
   Cash dividends paid                               (7,410)           0           0           0             0        (7,410)
   Cash paid for debt issuance costs and amendments       0       (2,624)          0           0             0        (2,624)
   Capital contributions by Pro-Fac                       0        8,632           0           0        (8,632)            0
                                                    -------     --------    --------     -------      --------      --------
Net cash used in financing activities                (7,193)     (25,900)          0       8,099        (8,632)      (33,626)
                                                    -------     ---------   --------     -------      --------      ---------
Net change in cash and cash equivalents                   0       (1,668)        122           0             0        (1,546)
Cash and cash equivalents at beginning of period          0        6,453          87           0             0         6,540
                                                    -------     --------    --------     -------      --------      --------
Cash and cash equivalents at end of period          $     0     $  4,785    $    209     $     0      $      0      $  4,994
                                                    =======     ========    ========     =======      ========      ========

NOTE 15. OTHER MATTERS

Transactions Between Agrilink Foods and AgriFrozen: Prior to February 2001, Agrilink Foods purchased frozen vegetables from AgriFrozen. AgriFrozen was a former subsidiary of Pro-Fac. For fiscal 2001, Agrilink Foods' purchases were approximately $25.6 million.

On February 16, 2001, Agrilink Foods purchased the frozen vegetable inventory of AgriFrozen. AgriFrozen's lender sold the inventory to Agrilink Foods pursuant to a private sale under the Uniform Commercial Code after AgriFrozen voluntarily surrendered the inventory to the lender. The purchase price was $31.6 million of which $10.0 million was paid to the lender on April 1, 2001, and the remaining balance was paid on August 1, 2001. In addition, under a related agreement between Agrilink Foods and AgriFrozen, Agrilink Foods funded certain operating costs and expenses of AgriFrozen, primarily in storing and converting the purchased inventory to finished goods, during a transition period which ended on June 30, 2001. Total funding was estimated to be approximately $8.7 million.
See NOTE 5 to the "Notes to Consolidated Financial Statements" for further discussion of the transaction.

In addition, AgriFrozen maintained an administrative service agreement with Agrilink Foods. Agrilink Foods provided certain management, consulting, and administrative services. For the year ended June 30, 2001, AgriFrozen incurred approximately $0.6 million in service fees related to the agreement. This agreement was terminated on June 30, 2001.

Legal Matters: On September 25, 2001, in the circuit court of Multnomah County, Oregon, Blue Line Farms commenced a class action suit against Agrilink Foods, Pro-Fac Cooperative, Inc., Mr. Mike Shelby, and "Does" 1-50, representing directors, officers, and agents of the corporate defendants.

The complaint alleges (i) fraud in operating AgriFrozen, a former subsidiary of Pro-Fac; (ii) breach of fiduciary duty in operating AgriFrozen; (iii) negligent misrepresentation in operating AgriFrozen; (iv) breach of contract against Pro-Fac; (v) breach of good faith and fair dealing against Pro-Fac; (vi) conversion against Pro-Fac and Agrilink Foods; (vii) intentional interference with a contract against Agrilink Foods; and (viii) statutory Oregon securities law violations against Pro-Fac and separately against Mr. Shelby.

The relief sought includes (i) a demand for an accounting; (ii) injunctive relief to compel the disclosure of documents; (iii) certification of the class;
(iv) damages of $50 million; (v) prejudgment and post-judgment interest; and
(vi) an award of costs and expenses including expert fees and attorney's fees.

Management believes this case is without merit and intends to defend vigorously its position.

The Unit Purchase Agreement contains specific provisions concerning the Blue Line Farms matter and certain other AgriFrozen-related litigation of Agrilink Foods. These provisions address the sharing of defense costs, as well as judgment and settlement costs, between Agrilink Foods and Pro-Fac. On an annual basis, Agrilink Foods has agreed to bear responsibility for the first $300,000 of defense costs. In addition, Agrilink agrees to bear responsibility for one-half of defense costs in excess of $300,000 and for one-half of judgment and settlement costs, subject to an aggregate cap of $3.0 million. Pro-Fac retains sole responsibility for costs associated with certain other AgriFrozen-related litigation matters.

In addition, the Cooperative is party to various other litigation and claims arising in the ordinary course of business. Management and legal counsel for the Cooperative are of the opinion that none of these legal actions will have a material effect on the financial position of the Cooperative.

Commitments: Agrilink Foods has guaranteed an approximate $1.7 million loan for the City of Montezuma to renovate a sewage treatment plant operated in Montezuma on behalf of the City.

NOTE 16. SUBSEQUENT EVENTS

The Transaction: On August 19, 2002 (the "Closing Date"), pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac, Agrilink Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"):

(i) Pro-Fac contributed to the capital of Agrilink Holdings LLC, a Delaware limited liability company ("Holdings LLC"), all of the shares of Agrilink Foods' common stock owned by Pro-Fac, constituting 100% of the issued and outstanding shares of Agrilink Foods' capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72% common equity ownership; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owns 56.24% of the common



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equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction."

Immediately following Pro-Fac's contribution of its shares of Agrilink Foods' common stock to Holdings LLC, Holdings LLC contributed those shares to Agrilink Holdings Inc. ("Holdings Inc."), a Delaware corporation and a direct, wholly-owned subsidiary of Holdings LLC, and Agrilink Foods became an indirect, wholly-owned subsidiary of Holdings LLC. As a result of the Transaction, Pro-Fac owns 40.72% and Vestar owns 56.24% of the common equity securities of Holdings LLC. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

Also, as part of the Transaction, Stephen R. Wright, the General Manager and Secretary of Pro-Fac, together with executive officers of Agrilink Foods, and certain other members of Agrilink Foods' management, entered into subscription agreements with Holdings LLC to acquire (with a combination of cash and promissory notes) an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04% of the common equity ownership. As of the Closing Date, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1% of the common equity ownership, remained unissued. The foregoing individuals are also parties to the Securityholders Agreement and the Limited Liability Agreement discussed below.

In addition, as part of the Transaction, certain amounts owed by Pro-Fac to Agrilink Foods were forgiven. The amounts forgiven were approximately $34.3 million and represented both borrowings for the working capital needs of Pro-Fac and $9.4 million demand receivable.

In connection with the Transaction, certain parties to the Transaction, including Pro-Fac and/or Agrilink Foods, entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Agrilink Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the existing marketing and facilitation agreement between Pro-Fac and Agrilink Foods which, until the Closing Date, governed the crop supply and purchase relationship between Agrilink Foods and Pro-Fac (the "Marketing and Facilitation Agreement") was terminated and, in consideration of such termination, Agrilink Foods will pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Agrilink Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement supersedes and replaces the Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Agrilink Foods' preferred supplier of crops. Agrilink Foods will continue to pay Pro-Fac the CMV of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Marketing and Facilitation Agreement. Agrilink Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Agrilink Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Agrilink Foods. Unlike the Marketing and Facilitation Agreement, however, the Amended and Restated Marketing and Facilitation Agreement does not permit Agrilink Foods to offset its losses from products supplied by Pro-Fac or require it to share with Pro-Fac its profits and it does not require Pro-Fac to reinvest in Agrilink Foods any part of Pro-Fac's patronage income.

The Amended and Restated Marketing and Facilitation Agreement provides that Agrilink Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Agrilink Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Agrilink Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Agrilink Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Agrilink Foods determines the amount of crops which Agrilink Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Agrilink Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Agrilink Foods' needs for each particular crop, then certain shortfall payments will be made by Agrilink Foods to Pro-Fac. The defined crop amounts and targeted percentages are set based upon the needs of Agrilink Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop that can be paid over the term of the Amended and Restated



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Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20 million over the term of the agreement.

The Amended and Restated Marketing and Facilitation Agreement may be terminated by Agrilink Foods in connection with certain change in control transactions affecting Agrilink Foods or Holdings Inc.; provided, however, that in the event that any such change in control occurs during the first three years after the Closing Date, Agrilink Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Agrilink Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Agrilink Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Agrilink Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Agrilink Foods may sell portions of its business and the volumes of crop purchases previously made by Agrilink Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Agrilink Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Agrilink Foods will provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Agrilink Foods will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac.

Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac may also be an employee of Agrilink Foods, in which case he will report to the chief executive officer of Agrilink Foods with respect to his duties for Agrilink Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement will report only to the chief executive officer (or other representative) of Agrilink Foods.

(iv) Credit Agreement. Agrilink Foods and Pro-Fac have entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Agrilink Foods has agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility "). Pro-Fac is permitted to draw down up to $1.0 million per year under the Credit Facility, unless Agrilink Foods is prohibited from making such advances under the terms of certain third party indebtedness of Agrilink Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility.

(v) Limited Liability Company Agreement of Agrilink Holdings LLC. Pro-Fac and Vestar, together with others, are parties to a limited liability company agreement dated August 19, 2002 (the "Limited Liability Company Agreement") that contains terms and conditions relating to the management of Holdings LLC and its subsidiaries (including Agrilink Foods), the distribution of profits and losses and the rights and limitations of members of Holdings LLC.

Among other things, the Limited Liability Company Agreement provides that, subject to restrictions contained in any financing arrangements of Holdings LLC or its subsidiaries, after August 19, 2007 (the date after which no further payments are scheduled to be made under the Termination Agreement) and prior to a sale of Holdings LLC, Holdings LLC will use commercially reasonable efforts to cause Agrilink Foods to distribute annually to Holdings Inc., and Holdings Inc. to distribute to Holdings LLC, up to $24.8 million of cash flow from operations of Agrilink Foods, to be distributed to the holders of Holdings LLC common units in accordance with the provisions of the Limited Liability Company Agreement. There can be no assurances that Holdings LLC will make any such distribution.

(vi) Securityholders Agreement. Holdings LLC, Pro-Fac and Vestar, together with others, entered into a securityholders agreement dated August 19, 2002 (the "Securityholders Agreement") containing terms and conditions relating to the transfer of membership interests in and the management of Holdings LLC. Among other things, the Securityholders Agreement includes a voting agreement pursuant to which the holders of common units agree to vote their common units and to take any other action necessary to cause the authorized number of members or directors for each of the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Agrilink Foods to be set at nine and to elect or cause to be elected to the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Agrilink Foods, five members/directors designated by Vestar, two members/directors designated by Pro-Fac, one member/director who shall be the chief executive officer of Agrilink Foods and one member/director designated by Vestar who shall be independent of Holdings LLC, its subsidiaries' management (including Agrilink Foods) and Vestar.




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